As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-230738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRC Group Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	81-4838205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

952 Echo Lane, Suite 460
Houston, Texas 77024
(832) 767-4749
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Peterson
Chief Financial Officer
NRC Group Holdings Corp.
952 Echo Lane, Suite 460
Houston, Texas 77024
(832) 767-4749

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Stuart Ogg Jones Day 1755 Embarcadero Road Palo Alto, California 94303 Tel: (650) 739-3939	Alain Dermarkar Jones Day 2727 North Harwood Street Dallas, Texas 75201 Tel: (214) 220-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee(16)
Primary Offering
Common Stock, par value $0.0001 per share, underlying Warrants	19,248,741	(4)	$11.50	(5)	$221,360,521.50		$26,828.90
Secondary Offering by Selling Stockholders
Common Stock, par value $0.0001 per share	25,991,326	(6)	$8.85	(7)	$230,023,235.10		$27,878.82
Common Stock, par value $0.0001 per share	4,496,250	(8)	$8.85	(7)	$39,791,812.50		$4,822.77
Common Stock, par value $0.0001 per share	1,951,220	(9)	$8.85	(7)	$17,268,297.00		$2,092.92
Common Stock, par value $0.0001 per share	1,951,220	(10)	$8.85	(7)	$17,268,297.00		$2,092.92
Common Stock, par value $0.0001 per share	1,920,000	(11)	$8.85	(7)	$16,992,000.00		$2,059.44
Common Stock, par value $0.0001 per share, underlying Series A Convertible Preferred Stock and potential dividends	12,694,663	(12)	—	(13)	—	(11)	—	(11)
7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share	1,050,000	(14)	$100	(15)	$105,000,000.00		$12,726.00
Total					$662,704,163.10		$80,319.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of common stock, par value $0.0001 per share, of the registrant (“common stock”) as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	[Reserved.]

(3)	[Reserved.]

(4)	Represents the issuance by the registrant of 19,248,741 shares of common stock that may be issued upon the exercise of 19,248,741 warrants (the “Warrants”) originally sold as part of units in the registrant’s July 2017 initial public offering (the “IPO”).

(5)	Based on the exercise price of a Warrant in accordance with Rule 457(g) under the Securities Act.

(6)

Represents (1) the resale of 23,021,521 shares of common stock issued in a private placement as part of the consideration to JFL-NRC-SES Partners, LLC (“JFL Partners”) in connection with the registrant’s Business Combination (as defined in this registration statement) and (2) up to 2,969,805 shares (the “Contingent Shares”) of common stock that may be issued to JFL Partners if the registrant achieves certain milestones as set forth in the Purchase Agreement (as defined in this registration statement). The actual number of Contingent Shares issued will be determined in accordance with the terms of the Purchase Agreement at the time JFL Partners is entitled to such shares and the actual value of each Contingent Share will be an amount equal to the volume-weighted average price per share of common stock on the NYSE American LLC (“NYSE American”) for the five consecutive trading days preceding (but not including) the date on which it is finally determined that any portion of the Contingent Shares are payable in accordance with the terms of the Purchase Agreement.

(7)	Estimated at $8.85 per share, the average of the high and low prices of the registrant’s common stock as reported on the NYSE American on April 2, 2019, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The registration fee was previously paid in connection with the initial filing of the registration statement on April 5, 2019.

(8)	Represents the resale of certain shares of common stock originally issued to Hennessy Capital Partners III LLC (“HCAC Sponsor”) in a private placement prior to the closing of the IPO, (1) 1,125,000 shares of which were subsequently transferred by HCAC Sponsor to the registrant’s former independent directors and officers, (2) 8,604 shares and 98,349 shares of which were subsequently transferred by HCAC Sponsor to JFL-NRCG Holdings III, LLC (“JFL-NRCG III”) and JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”), respectively, for no consideration, pursuant to the JFL Subscription Agreement (as defined in this registration statement) and (3) the remaining 3,264,297 shares of which were subsequently distributed on a pro rata basis by HCAC Sponsor to HCAC Sponsor’s members or their permitted transferees.

(9)

Represents the resale of 1,951,220 shares of common stock issued in a private placement to the PIPE Investors (as defined in this registration statement) that closed concurrently with the consummation of the registrant’s Business Combination on October 17, 2018.

(10)	Represents the resale of shares of common stock issued in a private placement to JFL-NRCG III and JFL-NRCG IV pursuant to the JFL Subscription Agreement that closed concurrently with the consummation of the registrant’s Business Combination on October 17, 2018.

(11)	Represents the resale of shares of common stock issued to HCAC Sponsor upon consummation of an exchange of its warrants to purchase shares of common stock, which warrants were issued in a private placement that occurred simultaneously with the IPO, for shares of common stock pursuant to the Sponsor Warrant Exchange and Share Forfeiture Agreement (as defined in this registration statement) between the registrant and HCAC Sponsor, which shares were subsequently distributed on a pro rata basis to HCAC Sponsor’s members or their permitted transferees.

(12)	Represents the resale of (1) 8,400,000 shares of common stock that may be issued upon conversion of the registrant’s 7.00% Series A Convertible Cumulative Preferred Stock (the “Series A Convertible Preferred Stock”) (assuming a conversion price of $12.50 per share), plus (2) an additional 4,294,663 shares of common stock representing the number of shares of common stock issuable over the next five years if the registrant pays all dividends on its Series A Convertible Preferred Stock in shares of common stock (assuming a constant market price of the common stock of approximately $9.00 per share).

(13)	No fee pursuant to Rule 457(i) under the Securities Act.

(14)	Represents the resale of 1,050,000 shares of Series A Convertible Preferred Stock issued to the PIPE Investors, JFL-NRCG III and JFL-NRCG IV in a private placement that closed concurrently with the consummation of the registrant’s Business Combination on October 17, 2018.

(15)	Calculated in accordance with Rule 457(i) under the Securities Act.

(16)	Previously paid a fee of $82,791.89 in connection with initial filing of this registration statement on April 5, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a base prospectus which covers (1) the issuance by the registrant of 19,248,741 shares of common stock that may be issued upon the exercise of 19,248,741 warrants originally sold as part of units in the registrant’s July 2017 initial public offering, (2) the offering and sale by the selling stockholders identified herein of up to 49,004,679 shares of common stock and (3) the offering and sale by the selling stockholders identified herein of up to 1,050,000 shares of 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share, from time to time in one or more offerings. The base prospectus immediately follows this explanatory note. The specific terms of any securities that may be offered pursuant to the base prospectus will be, if required, specified in a prospectus supplement to the base prospectus.

We are registering the offer and sale of these securities to satisfy registration rights we granted to the selling stockholders pursuant to the Registration Rights Agreement (defined herein) entered into in connection with the Business Combination (defined herein) which we completed in October 2018.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2019

PRELIMINARY PROSPECTUS

NRC Group Holdings Corp.

19,248,741 Shares of Common Stock Issuable upon Exercise of Outstanding Warrants
49,004,679 Shares of Common Stock Offered by Selling Stockholders
1,050,000 Shares of 7.00% Series A Convertible Cumulative Preferred Stock Offered by Selling Stockholders

This prospectus relates to the issuance by us of 19,248,741 shares of our common stock, par value $0.0001 per share (the “common stock”), that may be issued upon the exercise of 19,248,741 warrants (the “Warrants”) originally sold as part of units in our July 2017 initial public offering (the “IPO”). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share of common stock. In addition, this prospectus relates to the resale from time to time of 49,004,679 shares of common stock, and 1,050,000 shares of our 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”), by the selling security holders named in this prospectus or their permitted transferees (the “Selling Stockholders”). We are registering the offer and sale of these securities to satisfy registration rights we granted to the Selling Stockholders pursuant to the Registration Rights Agreement (defined below) entered into in connection with the Business Combination (defined below) which we completed in October 2018.

The 49,004,679 shares of common stock that may be resold from time to time consist of:

●	25,991,326 shares, representing (1) 23,021,521 shares issued in a private placement as part of the consideration to JFL-NRC-SES Partners, LLC (“JFL Partners”) upon consummation of the Business Combination (as defined herein) and (2) up to 2,969,805 shares (the “Contingent Shares”) of common stock that may be issued to JFL Partners if we achieve certain milestones as set forth in the Purchase Agreement (as defined herein). The actual number of Contingent Shares issued will be determined in accordance with the terms of the Purchase Agreement at the time JFL Partners is entitled to such shares and the actual value of each Contingent Share will be an amount equal to the volume-weighted average price per share of common stock on the NYSE American LLC (“NYSE American”) for the five consecutive trading days preceding (but not including) the date on which it is finally determined that any portion of the Contingent Shares are payable in accordance with the terms of the Purchase Agreement;

●	4,496,250 shares originally issued to Hennessy Capital Partners III LLC (“HCAC Sponsor”) in a private placement prior to the closing of the IPO (the “Founder Shares”), (1) 1,125,000 shares of which were subsequently transferred by HCAC Sponsor to our former independent directors and officers, (2) 8,604 shares and 98,349 shares of which were subsequently transferred by HCAC Sponsor to JFL-NRCG Holdings III, LLC (“JFL-NRCG III”) and JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”), respectively, for no consideration, pursuant to the JFL Subscription Agreement (as defined herein) and (3) the remaining 3,264,297 shares of which were subsequently distributed on a pro rata basis by HCAC Sponsor to HCAC Sponsor’s members or their permitted transferees;

●	1,951,220 shares issued in a private placement to the PIPE Investors (as defined herein) that closed concurrently with the consummation of the Business Combination;

●	1,951,220 shares issued in a private placement to JFL-NRCG III and JFL-NRCG IV pursuant to the JFL Subscription Agreement that closed concurrently with the consummation of the Business Combination;

●	1,920,000 shares issued to HCAC Sponsor upon consummation of an exchange of its warrants, those warrants that were issued in a private placement that occurred simultaneously with the IPO, for shares of common stock pursuant to the Sponsor Warrant Exchange and Share Forfeiture Agreement (as defined herein), which shares were subsequently distributed on a pro rata basis to HCAC Sponsor’s members or their permitted transferees; and

●	12,694,663 shares, representing (1) 8,400,000 shares of common stock that may be issued upon conversion of the outstanding Series A Convertible Preferred Stock (assuming a conversion price of $12.50 per share) and (2) 4,294,663 shares of common stock issuable over the next five years if we pay all dividends on our Series A Convertible Preferred Stock in shares of common stock (assuming a constant market price of our common stock of approximately $9.00 per share).

The shares of common stock and Series A Convertible Preferred Stock that may be offered and sold by our Selling Stockholders are collectively referred to in this prospectus as the “Secondary Offered Securities.” Except as set forth in the Amended and Restated Registration Rights Agreement, dated October 17, 2018 (the “Registration Rights Agreement”), we will bear all costs, expenses and fees in connection with the registration of the Secondary Offered Securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts or brokerage fees, if any, attributable to their sale of the Secondary Offered Securities, except as otherwise expressly set forth in the Registration Rights Agreement and under “Plan of Distribution” in this prospectus.

This prospectus describes the general manner in which the Secondary Offered Securities may be offered and sold. If necessary, the specific manner in which the Secondary Offered Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

The Secondary Offered Securities may be offered, sold or distributed in a number of different ways, including publicly or through private transactions. If the Selling Stockholders use underwriters, dealers or agents to sell the Secondary Offered Securities, we will name them and describe their compensation in a prospectus supplement. The actual offering price by the Selling Stockholders of the Secondary Offered Securities covered by this prospectus will vary depending on the manner and timing of the transaction. We believe that the actual offering price by the Selling Stockholders will be derived from the prevailing market price of our common stock at the time of any transaction by the Selling Stockholder with respect to the Secondary Offered Securities. For more information please see the sections entitled “Determination of Offering Price” and “Plan of Distribution” on pages 9 and 18 of this prospectus, respectively. The price to the public of those securities and the net proceeds to the Selling Stockholders, as applicable, expected to be received from that sale will also be set forth in a prospectus supplement.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Secondary Offered Securities. We will receive the proceeds from the exercise of the Warrants, if any, for cash, but not from the sale of the underlying shares of common stock. See “Use of Proceeds” beginning on page 9 of this prospectus.

Our common stock and the Warrants are listed on the NYSE American under the symbols “NRCG” and “NRCG WS,” respectively. There is no established trading market for our Series A Convertible Preferred Stock. On September 23, 2019, the closing prices of our common stock and Warrants were $12.38 and $2.31, respectively. As of September 23, 2019, we had 38,050,385 shares of common stock, 19,248,741 Warrants and 1,050,000 shares of Series A Convertible Preferred Stock issued and outstanding.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may sell the Secondary Offered Securities from time to time. This prospectus and the documents we incorporate by reference into this prospectus provide you with a general description of the securities offered under this shelf registration statement. If required by law or otherwise necessary, we may provide a prospectus supplement that will contain specific information about the terms of any offering by the Selling Stockholders of the Secondary Offered Securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Stockholders (nor any of our or their respective affiliates) have authorized any other person to provide you with additional information, or with information different from that contained in this prospectus. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the Selling Stockholders are making offers to sell these securities in any jurisdiction where such offers or sales are not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate. You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus, the information in any accompanying prospectus supplement is accurate only as of the date on the front of the accompanying prospectus supplement and the information incorporated herein by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date. We will update this prospectus to reflect material changes to the information contained herein. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless the context otherwise requires, “NRCG,” “we,” “us,” “our,” the “registrant” and the “Company” refer to NRC Group Holdings Corp., a Delaware corporation, and its consolidated subsidiaries.

ii

OUR COMPANY

Background

We were originally incorporated on January 3, 2017 as a special purpose acquisition company, or SPAC, under the name Hennessy Capital Acquisition Corp. III (“Hennessy Capital”), for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Until the consummation of the Business Combination (defined below), Hennessy Capital’s common stock, units and Warrants were traded on the NYSE American, under the symbols “HCAC,” “HCAC.U” and “HCAC WS,” respectively.

On October 17, 2018 (the “Closing Date”), Hennessy Capital consummated the acquisition of all of the issued and outstanding membership interests of NRC Group Holdings, LLC (“NRC Group”) from JFL Partners in accordance with the Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (the “Purchase Agreement”), between Hennessy Capital and JFL Partners (the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), we changed our name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.” and changed our common stock trading symbol to “NRCG” and our Warrant trading symbol to “NRCG WS” on the NYSE American, and Hennessy Capital’s units separated into their component shares of common stock and Warrants and ceased trading on the NYSE American.

Overview

We are a global provider of a wide range of environmental, compliance and waste management services. Our broad range of capabilities and global reach enable us to meet the critical, and often non-discretionary, needs of our more than 5,000 customers across diverse end markets to ensure compliance with environmental, health and safety laws around the world. We were established in June 2018 through the combination of two businesses, National Response Corporation (“NRC”) and Sprint Energy Services (“Sprint”), both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company, LLC (“JFLCo”). On average, we perform more than 20,000 projects annually for over 3,000 customers, which include multi-national corporations and municipalities across numerous geographies and end markets.

We operate in four reportable segments: (1) Domestic Environmental Services, (2) Sprint, (3) Domestic Standby Services and (4) International Services.

Corporate Information

Our principal executive office is located at 952 Echo Lane, Suite 460, Houston, Texas 77024 and our telephone number at that location is (832) 767-4749. We maintain a website for investors at ir.nrcg.com. The information on or accessible through our website is not incorporated by reference into or otherwise made part of this prospectus.

Recent Developments

On June 23, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with US Ecology, Inc., a Delaware corporation (“US Ecology”), US Ecology Parent, Inc., a Delaware corporation and wholly-owned subsidiary of US Ecology (“Holdco”), Rooster Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Rooster Merger Sub”), and ECOL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“ECOL Merger Sub”).

The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, ECOL Merger Sub will merge with and into US Ecology, with US Ecology continuing as the surviving company and as a wholly-owned subsidiary of Holdco (the “Parent Merger”). Substantially concurrently therewith, Rooster Merger Sub will merge with and into NRCG, with NRCG continuing as the surviving company and as a wholly-owned subsidiary of Holdco (the “NRCG Merger,” and, together with the Parent Merger, the “Mergers”).

We expect the Mergers to close in the fourth quarter of 2019, subject to the satisfaction or waiver of certain conditions described in the Merger Agreement. However, we cannot provide any assurance as to the actual timing of completion of the Mergers, or whether the Mergers will be completed at all. See “The Proposed Mergers” for additional information regarding the Merger Agreement and other agreements relating to the Mergers.

We are registering the offer and sale of the Secondary Offered Securities hereby solely to satisfy registration rights we granted to the Selling Stockholders pursuant to the Registration Rights Agreement entered into in connection with the Business Combination which we completed in October 2018. The registration, offer and sale of the securities hereby is not related to, and shall have no effect upon, the transactions contemplated by the Merger Agreement. In the event the Mergers are consummated, our common stock, Warrants and Series A Convertible Preferred Stock will be cancelled as provided for in the Merger Agreement and any offering of the securities hereby will be terminated at the time of closing of the Mergers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Specifically, forward looking statements may include statements relating to:

●	market conditions, commodity prices and economic factors beyond our control;

●	changes in demand within a number of key industry end-markets and geographic regions;

●	our obligations under, unexpected changes in, and other risks relating to, various laws, rules and regulations, including environmental law, securities law, maritime law and the FCPA;

●	the effect of litigation, judgments, orders or regulatory proceedings and the potential inadequacy of our insurance;

●	natural disasters, operational and safety risks and other business disruptions;

●	our ability to acquire and successfully integrate new operations and new acquisitions;

●	our ability to obtain or maintain various certifications, classifications, permits and other qualifications that can affect the cost, manner or feasibility of doing business;

●	our ability to fulfill our obligations regarding our outstanding indebtedness;

●	any failure or breach of our information technology systems;

●	our ability to design, implement and maintain effective internal controls, including disclosure controls and controls over financial reporting;

●	failure to retain key personnel;

●	recently enacted comprehensive U.S. tax reform legislation;

●	foreign currency exchange rate exposure;

●	the effect of impairment charges on our operating results;

●	our ability to maintain the listing of our common stock and Warrants on the NYSE American and fulfill other public company obligations;

●	those additional risks and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent filings with the SEC; and

●	risks and uncertainties related to the proposed Mergers (as defined herein) with US Ecology (as defined herein), including the satisfaction of certain closing conditions, litigation relating to the proposed Mergers, unexpected costs, charges or expenses, certain restrictions during the pendency of the proposed Mergers, as well as other risks associated with the proposed Mergers more fully described in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 19, 2019.

Our forward-looking statements speak only as of the date and time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to purchase our securities. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including, without limitation, the information under the heading “Risk Factors” included in our Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, the information under the heading “Risk Factors” included in our Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and the risk factors included in other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and risk factors that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in any such reports or documents and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents that are incorporated by reference herein. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to our Securities

Our common stock is subject to restrictions on ownership by non-U.S. Citizens, which could require divestiture by non-U.S. Citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and on a change of control of the Company.

Certain of our operations are conducted in the U.S. coastwise trade and is subject to the requirements of certain provisions of U.S. cabotage laws that impose certain restrictions on the ownership and operation of vessels in the U.S. coastwise trade (such laws are principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations and are commonly referred to collectively as the “Jones Act”). The Jones Act restricts the transportation of merchandise and passengers for hire by water or by land and water, either directly or via a foreign port, between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and operated by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. Citizen crews. We could lose the privilege of owning and operating vessels in the U.S. coastwise trade and may become subject to penalties and risk seizure and forfeiture of our U.S.-flag vessels if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of any class or series of our capital stock. Such loss would have a material adverse effect on our results of operations.

Our Second Amended and Restated Certificate of Incorporation (the “charter”) and our Amended and Restated Bylaws (the “bylaws”) authorize, with respect to any class or series of our capital stock, certain rules, policies and procedures, including procedures with respect to transfer of shares, to assist in monitoring and maintaining compliance with the Jones Act’s U.S. citizenship requirements, which may have an adverse effect on holders of shares of the common stock.

In order to provide a reasonable margin for compliance with the Jones Act, the charter contains provisions that limit the aggregate percentage beneficial ownership by non-U.S. Citizens of any class or series of our capital stock (including the common stock) to 24% of the outstanding shares of each such class or series to ensure that ownership by non-U.S. Citizens will not exceed the maximum percentage permitted by the Jones Act (presently 25%).

The aggregate percentage of non-U.S. Citizen ownership of our outstanding common stock is expected to fluctuate based on daily trading, and may increase above the 24% maximum permitted percentage. At and during such times that the 24% permitted percentage of shares of common stock held by non-U.S. Citizens is reached, we will be unable to issue any further shares of common stock to non-U.S. Citizens (including any shares issuable upon exercise of the Warrants) or permit transfers of common stock to non-U.S. Citizens. Any issuance or transfer of shares in excess of such permitted percentage shall be ineffective against us, and neither we nor our transfer agent are required to register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as our stockholder for any purpose whatsoever except to exercise our remedies. Any such excess shares in the hands of a non-U.S. Citizen shall not have any voting or dividend rights. In addition, we, in our discretion, are entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in the charter), by non-U.S. Citizens, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in the charter, which is to be paid by the issuance of redemption warrants (the “Redemption Warrants”) permitting the holders to receive shares of common stock in the future when the receipt thereof would not violate the charter at an exercise price of $0.01 per share. In the event that we determine that Redemption Warrants would be treated by the USCG as capital stock, or if we are unable to issue the Redemption Warrants for any other reason, we may redeem the excess shares with cash, promissory notes or a combination of both at the discretion of our board of directors.

As a result of these provisions, a purported stockholder who is a non-U.S. Citizen may not receive any return on its investment in any such excess shares it purportedly purchases or owns, as the case may be, and it may sustain a loss. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened. The existence and enforcement of these requirements could have an adverse impact on the liquidity or market value of our equity securities in the event that U.S. Citizens were unable to transfer shares in the Company to non-U.S. Citizens. Furthermore, under certain circumstances, this ownership restriction could discourage, delay or prevent a change of control of the Company. So that we may monitor and maintain our compliance with the Jones Act, provisions in the charter permit us to require that owners of any shares of our capital stock provide confirmation of their citizenship. In the event that a person does not submit such documentation to us, those provisions provide us with certain remedies, including the suspension of voting, dividend and distribution rights and treatment of such person as a non-U.S. Citizen unless and until we receive the requested documentation confirming that such person is a U.S. Citizen. As a result of non-compliance with these provisions, an owner of the shares of our common stock may lose significant rights associated with those shares.

If, for any reason, we are unable to effect such a redemption when such ownership of shares by non-U.S. Citizens is in excess of 25% of the common stock, or otherwise prevent non-U.S. Citizens in the aggregate from owning shares in excess of 25% of any class or series of our capital stock, or we fail to exercise its redemption rights because it is unaware that such ownership exceeds such percentage, we will likely be unable to comply with the Jones Act and will likely be required by the applicable governmental authorities to suspend its operations in the U.S. coastwise trade. Any such actions by governmental authorities would have a material adverse effect on our business, financial position, results of operations and cash flows.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the NYSE American for any reason, and are quoted on the OTC Bulletin Board, an interdealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE American or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we do not continue to satisfy the NYSE American continued listing requirements, our common stock and Warrants could be delisted from the NYSE American.

The listing of our common stock on the NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing. We cannot assure you that we will be able to meet those listing conditions. If the NYSE American delists our common stock or Warrants from trading on its exchange due to our failure to meet the NYSE American’s listing conditions, we and our securityholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock”" which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future

The price and trading volume of our common stock may be volatile.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	market conditions affecting the environmental and emergency solutions industries;

●	quarterly variations in our results of operations;

●	changes in government regulations;

●	the announcement of acquisitions by us or our competitors;

●	changes in general economic and political conditions;

●	volatility in the financial markets;

●	results of our operations and the operations of others in our industry;

●	changes in interest rates;

●	threatened or actual litigation and government investigations;

●	the addition or departure of key personnel;

●	actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

●	differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Anti-takeover provisions contained in the charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The charter and the bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors, subject to the rights of the holders of any outstanding series of preferred stock, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that a special meeting of stockholders may be called, subject to the rights of the holders of any outstanding series of preferred stock, only by the chairman of the board of directors , the chief executive officer, the board of directors, or JFLCo (provided that JFL beneficially owns, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors) which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings, subject to the rights of the holders of any outstanding series of preferred stock;

●	providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

●	granting the ability, subject to the rights of the holders of any outstanding series of preferred stock and the rights granted to JFLCo under the Investment Rights Agreement, to remove directors with or without cause by the affirmative vote of a majority in voting power of the outstanding shares of Company common stock entitled to vote thereon (provided that at any time JFL beneficially owns, in the aggregate, less than 50% of the voting power of Company common stock, any such director or all such directors may be removed only for cause by the affirmative vote of a majority of the voting power of the then outstanding shares of Company common stock);

●	requiring the affirmative vote of at least 66-2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the bylaws or the charter (provided that JFL beneficially owns, in the aggregate, at least 10% of voting power of our stock entitled to vote generally in the election of directors); and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (“DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of the charter, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

The charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (c) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine; except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. This exclusive forum provision will apply to the fullest extent permitted by law, including claims under the federal securities laws. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent the exclusive forum provision applies to Securities Act claims, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

If securities or industry analysts do not publish research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who may cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

If the Selling Stockholders sell significant amounts of our common stock, such sales could cause our common stock price to decline.

This prospectus covers the resale from time to time by the Selling Stockholders of up to 49,004,679 shares of our common stock. Once this registration statement, of which this prospectus is a part, is declared effective, all of these shares will be available for resale in the public market. If the Selling Stockholders sell significant amounts of our common stock following the effectiveness of this registration statement of which this prospectus is a part, the market price of our common stock could decline.

There is no guarantee that the Warrants will be in the money prior to exercise or expiration, and they may expire worthless

The exercise price for our Warrants is $11.50 per share of common stock. There is no guarantee that the Warrants will be in the money prior to their exercise or expiration, and as such, the Warrants may expire worthless. In addition, our Warrants were issued in registered form under a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders.

Holders of our Series A Convertible Preferred Stock may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Series A Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series A Convertible Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a fundamental change (as more fully described in the Certificate of Designations) occurs, under some circumstances, we will increase the conversion rate for shares of Series A Convertible Preferred Stock converted in connection with such fundamental change. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series A Convertible Preferred Stock.

If you are a non-U.S. holder, dividends on our Series A Convertible Preferred Stock that are paid in shares may be subject to U.S. federal withholding tax in the same manner as a cash dividend, which the withholding agent might satisfy through a sale of a portion of the shares you receive as a dividend or through withholding of other amounts payable to you.

We may elect to pay dividends on our Series A Convertible Preferred Stock in shares of common stock rather than in cash. Any such stock dividends paid to you will be taxable in the same manner as cash dividends and, if you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate, if applicable). Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

There is no active trading market for the Series A Convertible Preferred Stock, which could limit your ability to resell.

The shares of the Series A Convertible Preferred Stock are a new issue with no established trading market and we do not intend to apply for listing of the shares of Series A Convertible Preferred Stock on any securities exchange or for inclusion of the shares in any automated quotation system. There may be little or no secondary market for the shares of Series A Convertible Preferred Stock and you may not be able to sell the Series A Convertible Preferred Stock. Even if a secondary market for the shares of Series A Convertible Preferred Stock develops, it may not provide significant liquidity and transaction costs in any secondary market could be high, which could limit your ability to sell the Series A Convertible Preferred Stock at an acceptable price. As a result, the difference between bid and asked prices in any secondary market could be substantial.

Our common stockholders may experience significant dilution upon the issuance of common stock upon conversion of the Series A Convertible Preferred Stock or exercise of the Warrants.

The issuance of common stock upon conversion of some or all of the Series A Convertible Preferred Stock will dilute the ownership interests of existing holders of shares of our common stock. The conversion rate of the Series A Convertible Preferred Stock is subject to adjustments as set forth in the Certificate of Designations, including share splits, share combinations and certain issuances of common stock and derivative securities.

Furthermore, we have 19,248,741 outstanding Warrants to purchase 19,248,741 shares of common stock at an exercise price of $11.50 per share of common stock, subject to adjustment, which Warrants are exercisable. The issuance of common stock upon exercise of the Warrants will dilute the ownership interests of existing holders of shares of our common stock.

A majority of our board of directors has been nominated by JFLCo pursuant to the Investor Rights Agreement (as defined below). In addition, entities affiliated with JFLCo beneficially own a majority of our common stock.

Pursuant to the Investor Rights Agreement, dated as of October 17, 2018, by and among us, JFL Partners and JFLCo (the “Investor Rights Agreement”), JFLCo has the right to nominate directors to our board of directors based on JFL’s proportional ownership interest in our common stock. “JFL” shall mean JFLCo, together with JFL Partners, JFL-NRCG III and JFL-NRCG IV and each of their respective affiliates, subsidiaries and managed funds and its and their successors and assigns (other than us and our subsidiaries). As of December 31, 2018, JFL beneficially owned a majority of our common stock, authorizing JFLCo to nominate five of our nine current directors. As such, JFLCo will have significant influence over our management and business affairs, and will be able to control matters requiring stockholder approval by a majority of our stockholders.

JFLCo, through its control of our board of directors, may control actions to be taken by us, our board of directors and our stockholders, including approval of significant corporate transactions, mergers and sales of substantially all of our assets. There may be times when JFLCo’s interests may not align with our interests or current business strategies, and/or those of our other stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Secondary Offered Securities by the Selling Stockholders.

We will receive up to an aggregate of approximately $221.4 million from the exercise of Warrants, assuming the exercise in full of all Warrants for cash. We intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes unless otherwise indicated in any applicable prospectus supplement. General corporate purposes may include, but are not limited to, repayment of indebtedness, acquisitions, addition to working capital, and capital expenditures.

We will not receive any proceeds from the sale of the shares of common stock underlying the Warrants.

DETERMINATION OF OFFERING PRICE

Our common stock and Warrants are listed on the NYSE American under the symbols “NRCG” and “NRCG WS,” respectively. The offering price of the shares of common stock underlying the Warrants is determined by reference to the exercise price of the Warrants of $11.50 per share of common stock, subject to adjustment as set forth in the Warrant Agreement.

Because our Series A Convertible Preferred Stock is not listed or quoted on any exchange or quotation system, there is no established public trading market for our Series A Convertible Preferred Stock. The factors considered in determining the initial conversion price of $12.50 per share of our Series A Convertible Preferred Stock at the time of the Business Combination were our financial condition and resources and prospects and the general condition of the securities market. In determining the conversion price, management also considered our anticipated results of operations. The conversion price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

The actual offering price by the Selling Stockholders of the Secondary Offered Securities covered by this prospectus will vary depending on the manner and timing of the transaction. We believe that the actual offering price by the Selling Stockholders will be derived from the prevailing market price of our common stock at the time of any transaction by the Selling Stockholder with respect to the Secondary Offered Securities. For more information please see the section entitled “Plan of Distribution.” Each Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges, in the over-the-counter market, in public or privately negotiated transactions or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 49,004,679 shares of our common stock and 1,050,000 shares of our Series A Convertible Preferred Stock. The Selling Stockholders may from time to time offer and sell any or all of the common stock and Series A Convertible Preferred Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in our common stock or the Series A Convertible Preferred Stock, in each case, other than through a public sale. The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to the Selling Stockholders in connection with the IPO and the Business Combination, as applicable.

The following tables set forth, with respect to each Selling Stockholder, the number of shares of common stock, Warrants and shares of Series A Convertible Preferred Stock (1) known to us to be beneficially owned as of September 20, 2019, (2) being offered hereby and (3) beneficially owned after giving effect to the sale by the Selling Stockholder of all of its Secondary Offered Securities. The number of shares of common stock set forth in the following table as beneficially owned as of September 20, 2019 and being offered hereby includes shares issuable upon the exercise of our Warrants and shares issuable upon the conversion of our Series A Convertible Preferred Stock (assuming a conversion price of $12.50 per share). The immediately following table also sets forth the percentage of common stock beneficially owned by a Selling Stockholder after giving effect to the sale by the Selling Stockholder of all Secondary Offered Securities, based on 38,050,385 shares of common stock outstanding as of September 20, 2019.

The Selling Stockholders are not making any representation that any shares of common stock or shares of Series A Convertible Preferred Stock covered by this prospectus will be offered for sale. Because each Selling Stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Stockholder upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of their securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering, none of the Secondary Offered Securities will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during this offering.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

Series A Convertible Preferred Stock

Selling Stockholder	Series A Convertible Preferred Stock Beneficially Owned Prior to this Offering (1)	Series A Convertible Preferred Stock to be Sold Pursuant to this Offering	Series A Convertible Preferred Stock Beneficially Owned After this Offering (1)	Percentage of Shares of Series A Convertible Preferred Stock Beneficially Owned After this Offering (1)
JFL-NRCG Holdings III, LLC (2)	24,133	24,133	0	*
JFL-NRCG Holdings IV, LLC (3)	275,867	275,867	0	*
Nomura Securities International, Inc. (4)	95,000	95,000	0	*
SBTS, LLC (5)	530,000	530,000	0	*
Certain holders of Series A Convertible Preferred Stock holding as a group (6)	125,000	125,000	0	*

*	Less than 1%

(1)	The amounts and percentages of Series A Convertible Preferred Stock beneficially owned by the named Selling Stockholders are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the named Selling Stockholders has, to our knowledge, sole voting and investment power with respect to the indicated shares of Series A Convertible Preferred Stock.

(2)	These securities are held by JFL-NRCG III. JFL-NRCG III may be deemed to be controlled by its managing member, JFL-NRCG Annex Fund, LP (“Annex Fund”). Annex Fund is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman, who may be deemed to share voting and dispositive power over such securities. See “Material Relationships with Selling Stockholders” below for additional information.

(3)	These securities are held by JFL-NRCG IV. JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV, LLC (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman, who may be deemed to share voting and dispositive power over such securities. See “Material Relationships with Selling Stockholders” below for additional information.

(4)	These securities are held by Nomura Securities International, Inc. (“Nomura”). Nomura is a wholly owned indirect subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares beneficially owned by Nomura. Nomura is a registered broker dealer and a FINRA member firm, and may be viewed as a statutory underwriter under the Securities Act. See “Material Relationships with Selling Stockholders” below for additional information.

(5)	These securities are held directly by SBTS, LLC (“SBTS”). Stephen C. Freidheim may be deemed to indirectly beneficially own the securities directly held by SBTS because Mr. Freidheim may be deemed to have voting and investment power over such securities as the sole member of Cyrus Capital Partners GP, L.L.C. (“Cyrus Capital GP”) and the Chief Investment Officer of Cyrus Capital Partners, L.P. (“Cyrus Capital”). Cyrus Capital GP is the general partner of Cyrus Capital and Cyrus Capital is the Manager of SBTS. John R. Rapaport, a partner in Cyrus Capital, is a member of our board of directors. See “Material Relationships with Selling Stockholders” below for additional information.

(6)	The identity of such holders of Series A Convertible Preferred Stock is unknown as of the date of this prospectus. Information about such Selling Stockholders, including their identities and the Series A Convertible Preferred Stock held, may be set forth in a post-effective amendment.

Common Stock

Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering (1)	Common Stock to be Sold Pursuant to this Offering		Common Stock Beneficially Owned After this Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After this Offering (1)
JFL-NRC-SES Partners, LLC (3)	23,021,521	25,991,326	(4)	0	*
Daniel J. Hennessy (5)	1,280,294	1,271,961		8,333	*
James O’Neil III (6)	177,263	168,930		8,333	*
JFL-NRCG Holdings III, LLC (7)	358,632	457,339	(2)	0	*
JFL-NRCG Holdings IV, LLC (8)	4,099,541	5,227,879	(2)	0	*
Nomura Securities International, Inc. (9)	760,000	1,148,564	(2)	0	*
SBTS, LLC (10)	5,703,415	7,871,197	(2)	0	*
Kiski (Cayman) Master Fund LP (12)	209,756	209,756		0	*
BEMAP Master Fund Ltd (12)	209,756	209,756		0	*
Monashee Capital Master Fund LP (12)	29,268	29,268		0	*
Monashee Pure Alpha Capital Master Fund LP (12)	39,025	39,025		0	*
TLP Investment Partners LLC (15)	169,595	169,595		0	*
Steven D. Hovde	444,134	444,134		0	*
DVDC, PEI, LLC (16)	450,874	450,874		0	*
Tiffany Lytle	108,041	108,041		0	*
DeForest P. Davis	324,123	324,123		0	*
PENSCO Trust Company LLC Custodian FBO Tiffany Lytle IRA (17)	56,283	56,283		0	*
Sunshine Charitable Foundation (18)	356,944	356,944		0	*
TLP Investment Holdings LLC (19)	150,292	150,292		0	*
Richard Burns (20)	262,863	262,863		0	*
Peter Shea (21)	262,863	262,863		0	*
Christian W.E. Haub	93,931	93,931		0	*
Christian Haub as Executor of the Estate of Erivan K. Haub	93,931	93,931		0	*
The Revocable Trust of Bradley J. Bell (22)	262,863	262,863		0	*
HLM Group LLC (23)	131,506	131,506		0	*
Ansari 3 Twelve LLC II (24)	112,720	112,720		0	*
Markus Lahrkamp	112,720	112,720		0	*
Mark D. Alvarez	112,720	112,720		0	*
Thomas J. Sullivan	112,720	112,720		0	*
Kenneth Kranzberg Revocable Trust (25)	93,932	93,932		0	*
Daniel R. DiMicco (26)	168,930	168,930		0	*
Thomas Hennessy	28,179	28,179		0	*
Juan L. Pena Salas	18,786	18,786		0	*
PENSCO Trust Company LLC Custodian FBO Kevin Charlton IRA (27)	37,572	37,572		0	*
Kevin Charlton (27)	500,000	500,000		0	*
Robert S. Karlblom 2011 Revocable Trust (28)	37,574	37,574		0	*
Nicholas Geeza	37,574	37,574		0	*
Nicholas A. Petruska (29)	250,000	250,000		0	*
PENSCO Trust Company LLC Custodian FBO Nicholas A Petruska IRA (29)	19,161	19,161		0	*
Katherine Willis	9,393	9,393		0	*
Jonathan D. Hennessy	9,393	9,393		0	*
Michael James Hennessy	9,393	9,393		0	*
Kyle Textor	9,396	9,396		0	*
Certain holders of common stock holding as a group less than 1% of our common stock (30)	20,000	20,000		0	*
Certain holders of Series A Convertible Preferred Stock holding as a group (31)	0	1,511,269	(2)	0	*

*    Less than 1%.

(1)	The amounts and percentages of common stock beneficially owned by the named Selling Stockholders are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the named Selling Stockholders has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	Includes additional shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock over the next five years if we pay all dividends on our Series A Convertible Preferred Stock in shares of common stock (assuming a constant market price of our common stock of approximately $9.00 per share).

(3)	These securities are held by JFL Partners. JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”). JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA. JFL AIV JA is controlled by its general partner, Ultimate GP III. Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman, who may be deemed to share voting and dispositive power over such securities. See “Material Relationships with Selling Stockholders” below for additional information.

(4)

Includes the up to 2,969,805 Contingent Shares that may be issued upon the achievement of certain milestones as set forth in the Purchase Agreement. See “Material Relationships with Selling Stockholders” below for additional details.

(5)	Mr. Hennessy is a member of our board of directors. He also served as Hennessy Capital’s Chief Executive Officer and the Chairman of Hennessy Capital’s board of directors from the IPO until the consummation of the Business Combination.

(6)	Mr. O’Neil is a member of our board of directors. He also served as a member of Hennessy Capital’s board of directors from the IPO until the consummation of the Business Combination.

(7)	These securities are held by JFL-NRCG III. JFL-NRCG III may be deemed to be controlled by its managing member, Annex Fund. Annex Fund is controlled by its general partner, Ultimate GP III. Ultimate GP III is controlled by its managers Messrs. Lehman, Mintz, Brooks, and Harman, who may be deemed to share voting and dispositive power over such securities. Includes (a) 165,568 shares of common stock, (b) 193,064 shares of common stock issuable upon conversion of 24,133 shares of Series A Convertible Preferred Stock and (c) 98,707 shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock. See “Material Relationships with Selling Stockholders” below for additional information.

(8)	These securities are held by JFL-NRCG IV. JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV, LLC (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. Lehman, Mintz, Brooks, and Harman, who may be deemed to share voting and dispositive power over such securities. Includes (a) 1,892,605 shares of common stock, (b) 2,206,936 shares of common stock issuable upon conversion of 275,867 shares of Series A Convertible Preferred Stock and (c) 1,128,338 shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock. See “Material Relationships with Selling Stockholders” below for additional information.

(9)	These securities are held by Nomura. Nomura is a wholly owned indirect subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares beneficially owned by Nomura. Nomura is a registered broker dealer and a FINRA member firm, and may be viewed as a statutory underwriter under the Securities Act. Includes (a) 760,000 shares of common stock issuable upon conversion of 95,000 shares of Series A Convertible Preferred Stock and (b) 388,564 shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock. See “Material Relationships with Selling Stockholders” below for additional information.

(10)	These securities are held directly by SBTS. Stephen C. Freidheim may be deemed to indirectly beneficially own the securities directly held by SBTS because Mr. Freidheim may be deemed to have voting and investment power over such securities as the sole member of Cyrus Capital GP and the Chief Investment Officer of Cyrus Capital. Cyrus Capital GP is the general partner of Cyrus Capital and Cyrus Capital is the Manager of SBTS. Includes (a) 1,463,415 shares of common stock, (b) 4,240,000 shares of common stock issuable upon conversion of 530,000 shares of Series A Convertible Preferred Stock and (c) 2,167,782 shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock. John R. Rapaport, a partner in Cyrus Capital, is a member of our board of directors. See “Material Relationships with Selling Stockholders” below for additional information.

(11)	[Reserved.]

(12)	The selling stockholder is a registered Cayman Islands entity sub-advised by Monashee Investment Management, LLC which retains investment discretion for the selling stockholder. Monashee Investment Management, LLC is a Delaware corporation ultimately owned by Gerald Coughlan and Thomas Wynn, who share voting and dispositive power over such securities. See “Material Relationships with Selling Stockholders” below for additional information.

(13)	[Reserved.]

(14)	[Reserved.]

(15)	TLP Investment Partners LLC is majority owned by TLP Group LLC, which is also the General Manager of TLP Investment Partners LLC. TLP Group LLC is majority owned by David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Partners LLC.

(16)	DeForest P. Davis has the power to vote and dispose of the securities in such entity.

(17)	Tiffany Lytle has the power to vote and dispose of the securities.

(18)	The power to vote and dispose of these securities is held by its board of directors. David G. Bunning is chairman of the board of this entity.

(19)	TLP Investment Holdings, LLC is majority owned by TLP Trading LLC. The manager of TLP Trading LLC is TLP Management, LP. The general partner of TLP Management, LP is TLP Ultimate GP LLC. The managing member of TLP Ultimate GP LLC is David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the securities in TLP Investment Holdings LLC.

(20)	Mr. Burns served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination.

(21)	Mr. Shea served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination.

(22)	Bradley Bell is trustee of The Bradley J. Bell Revocable Trust and has voting and dispositive control over the trust. Mr. Bell served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination.

(23)	Eric F. Achepohl has the power to vote and dispose of the securities in such entity.

(24)	Mohsin Ansari has the power to vote and dispose of the securities in such entity.

(25)	Kenneth Kranzberg has the power to vote and dispose of the securities in such entity.

(26)	Mr. DiMicco served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination.

(27)	Mr. Charlton served as Hennessy’ Capital President and Chief Operating Officer from its formation until the consummation of the Business Combination. He also served as a member of Hennessy Capital’s board of directors from the IPO until the consummation of the Business Combination.

(28)	Robert S. Karlblom has the power to vote and dispose of the securities in such entity.

(29)	Mr. Petruska served as Hennessy Capital's Executive Vice President, Chief Financial Officer and Secretary from its formation until the consummation of the Business Combination.

(30)	Registers the resale of common stock held by a class of stockholders who received common stock upon transfer from HCAC Sponsor in connection with the consummation of the Business Combination.

(31)	Includes up to (a) 1,000,000 shares of common stock issuable upon conversion of 125,000 shares of Series A Convertible Preferred Stock and (b) 531,269 shares of common stock that may be issued as dividends on the Series A Convertible Preferred Stock. The identity of such holders of Series A Convertible Preferred Stock is unknown as of the date of this prospectus. Information about such Selling Stockholders, including their identities and the Series A Convertible Preferred Stock held, may be set forth in a post-effective amendment.

Material Relationships with Selling Stockholders

This summary is subject to and is qualified by reference to the applicable documents incorporated herein. We urge you to read these documents because they, and not this summary, outline the material relationships with the Selling Stockholders.

On October 17, 2018 we closed the Business Combination and related transactions. Pursuant to the transaction agreement, the total purchase price of $394.7 million was paid to JFL Partners in a combination of cash ($170.9 million) and in shares of our common stock (valued at a total of $223.7 million).

In connection with the Business Combination, we entered into a backstop and subscription agreement (the “Backstop and Subscription Agreement”) with Nomura, which provided for the issuance and sale by us to institutional accredited investors of $75.0 million shares of Series A Convertible Preferred Stock, with the possibility of additional shares of our common stock or shares of Series A Convertible Preferred Stock in a private placement (collectively, the “Nomura Commitment”). On August 24, 2018, we entered into that certain Subscription Agreement (the “Cyrus Subscription Agreement”) with Cyrus Capital, which provided for the issuance and sale by us to Cyrus Capital, or to any affiliate of Cyrus Capital or to any fund and/or accounts that are managed, advised, or sub-advised by Cyrus Capital (collectively with Cyrus Capital, “Cyrus”) of $53.0 million of shares of Series A Convertible Preferred Stock and approximately $15.0 million of newly issued shares of our common stock. The shares received in the Cyrus Subscription are held directly by SBTS, LLC. Prior to August 24, 2018, we entered into certain additional subscription agreements, which we refer to as the “Other Subscription Agreements,” on terms substantially similar to the Cyrus Subscription Agreement with certain institutional accredited investors, which we refer to as the “Other Subscribers,” and collectively with Nomura and Cyrus we refer to as the “PIPE Investors,” which provided for the issuance and sale by us to the Other Subscribers of $8.75 million of shares of Series A Convertible Preferred Stock and approximately $5.0 million of newly issued shares of our common stock. The Other Subscribers include Linden Capital L.P., Touchstone Funds Group Trust – Touchstone Arbitrage Fund, Touchstone Merger Arbitrage Fund, Kiski (Cayman) Master Fund LP, BEMAP Master Fund Ltd, Monashee Capital Master Fund LP and Monashee Pure Alpha Capital Master Fund LP. The natural persons, to the extent applicable, who have voting and dispositive power over the shares held by the PIPE Investors are described in the footnotes to the tables above. The Series A Convertible Preferred Stock purchased under the Cyrus Subscription Agreement and the Other Subscription Agreements reduced the equity commitment by Nomura under the Nomura Commitment, which resulted in Nomura purchasing $13.25 million of shares of Series A Convertible Preferred Stock. The issuance and sale of shares under the Nomura Commitment, the Cyrus Subscription Agreement and the Other Subscription Agreements, are referred to collectively hereafter as the “PIPE Financing.” On the Closing Date, the PIPE Financing was consummated, and we issued to the PIPE Investors, in the aggregate, 750,000 shares of Series A Convertible Preferred Stock for aggregate cash proceeds of $75.0 million and 1,951,220 shares of our common stock for aggregate cash proceeds of approximately $20.0 million.

Further to the Backstop and Subscription Agreement, Nomura subscribed for an additional $25.0 million of shares of our common stock to serve as a backstop (the “Backstop Commitment”), which could be exercised at our option and would be fulfilled either through the issuance of newly issued shares of our common stock or through open market purchases. On October 15-16, 2018, we exercised the Backstop Commitment in full, and Nomura purchased $25.0 million in shares of our common stock on the open market.

On the Closing Date and pursuant to that certain Subscription Agreement (the “JFL Subscription Agreement”), one or more affiliated investment funds of JFLCo purchased from us (A) 300,000 newly issued shares of Series A Convertible Preferred Stock for an aggregate purchase price of approximately $29.1 million and (B) 1,951,220 newly issued shares of our common stock for an aggregate purchase price of approximately $20.0 million and (ii) in connection with such purchase, received from HCAC Sponsor 106,953 additional shares of common stock, for no consideration, in accordance with the terms of the JFL Subscription Agreement.

At the Closing, HCAC Sponsor, pursuant to that certain Sponsor Warrant Exchange and Share Forfeiture Agreement, dated June 25, 2018, by and between HCAC Sponsor and HCAC, which we refer to as the “Sponsor Warrant Exchange and Share Forfeiture Agreement,” exchanged 9,600,000 outstanding warrants issued to HCAC Sponsor in the private placement that occurred simultaneously with the consummation of Hennessy Capital’s initial public offering, or the “placement warrants,” for 1,920,000 newly issued shares of our common stock and forfeited to us an equivalent number of existing founder shares held by HCAC Sponsor for cancellation. The effect of the Sponsor Warrant Exchange and Share Forfeiture Agreement was to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination. The shares received by HCAC Sponsor were subsequently distributed on a pro rata basis to HCAC Sponsor’s members or their permitted transferees.

Prior to the completion of the Business Combination, we paid JFLCo management and consulting fees. In addition, in June 2018, one of our subsidiaries made a one-time dividend distribution to investment affiliates of JFLCo.

NRCG Registration Rights Agreement

On the Closing Date, we entered into the Registration Rights Agreement with each of our initial stockholders, HCAC Sponsor, the PIPE Investors and the JFL Funds. JFL Funds includes JFL Partners, JFL-NRCG III and JFL-NRCG IV. The Registration Rights Agreement provides such holders with certain demand and piggy-back registration rights with respect to the common stock.

NRCG Investor Rights Agreement

On the Closing Date, JFL Partners and JFLCo entered into an investor rights agreement with us, which we refer to as the Investor Rights Agreement. The Investor Rights Agreement provides that JFLCo, on behalf of the JFL Funds, shall have the right to nominate to the board of directors a number of designees based on the beneficial ownership of JFL. Pursuant to the Investor Rights Agreement, JFLCo has nominated the following current directors: James R. Baumgardner, Michael J. Bayer, Donald Glickman, C. Alexander Harman and Glenn M. Shor.

NRCG Indemnification Agreements

We have entered customary indemnification agreements with each of our directors and executive officers, effective October 17, 2018. Each indemnification agreement provides that, subject to limited exceptions, we will indemnify each such director and executive officer to the fullest extent permitted by Delaware law, and upon the other undertakings set forth in the indemnification agreement, for claims arising in such person’s capacity as our director and/or officer. The indemnification agreements supersede any similar agreement previously entered into by the directors and executive officers with Hennessy Capital.

NRCG Purchase Agreement

The Purchase Agreement provides that JFL Partners may receive additional shares of our common stock upon the satisfaction of certain post-closing events described in the Purchase Agreement. The value of each additional share will be an amount equal to the volume-weighted average price per share of our common stock on the NYSE American for the five consecutive trading days preceding (but not including) the date on which the additional shares are payable. JFL Partners right to receive additional shares pursuant to this earn-out right became fixed and irrevocable on the Closing Date.

PLAN OF DISTRIBUTION

We are registering the Secondary Offered Securities. The Selling Stockholders, which includes donees, pledgees, assignees, transferees or other successors-in-interest selling common stock and/or Series A Convertible Preferred Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the NYSE American (in the case of our common stock) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. The actual offering price by the Selling Stockholders of the Secondary Offered Securities covered by this prospectus will vary depending on the manner and timing of the transaction. We believe that the actual offering price by the Selling Stockholders will be derived from the prevailing market price of our common stock at the time of any transaction by the Selling Stockholder with respect to the Secondary Offered Securities. Each Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

The Selling Stockholders may use any one or more of the following methods when disposing of their securities or interests therein:

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

●	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

●	an exchange distribution in accordance with the rules of the applicable exchange, if any;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	directly to one or more purchasers;

●	in distributions to employees, members, limited partners or stockholders of selling securityholders;

●	in other ways not involving market makers or established trading markets;

●	by pledge to secure debts and other obligations;

●	through agents; or

●	in any combination of the above or by any other legally available means.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or a prospectus supplement under Rule 424 or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Stockholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised for cash by a holder thereof.

The Selling Stockholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The maximum amount of any compensation to be received by any FINRA member will not be greater than an amount that is considered fair and reasonable for the sale of any securities being registered.

To the extent required, the securities to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

Pursuant to the terms of the Warrants, the shares of common stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the Secondary Offered Securities.

Except as set forth in the Registration Rights Agreement, we will bear all costs, expenses and fees in connection with the registration of the Secondary Offered Securities, including with regard to compliance with blue sky laws, registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective. The parties to the Registration Rights Agreement shall be responsible for any underwriters’ commissions and discounts or brokerage fees in respect of the Registrable Securities (as defined therein) sold by them and the fees and expenses of any legal counsel representing them except as otherwise set forth in the Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

The charter authorizes the issuance of 205,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, $0.0001 par value, 1,050,000 of which have been designated as Series A Convertible Preferred Stock and the remaining 3,950,000 of which are undesignated. The outstanding shares of our common stock are, and the shares of common stock issuable upon exercise of the outstanding Warrants and upon conversion of the outstanding Series A Convertible Preferred Stock will be upon issuance, duly authorized, validly issued, fully paid and non-assessable.

As of September 23, 2019, there were 38,050,385 shares of common stock outstanding.

Common Stock

The charter provides that all shares of common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock. Our common stockholders have no preemptive or other subscription rights.

Election of Directors

Our board of directors is divided into three classes, Class I, Class II, and Class III with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The Founder Shares are identical to the shares of common stock included in the units that were sold in the IPO, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with HCAC Sponsor, or by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which such Founder Shares were originally purchased, provided that, in each case, the transferee enters into a written agreement agreeing to be bound by the same transfer restrictions) until the earlier of one year after the completion of the Business Combination or earlier if, (x) subsequent to the Business Combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of a business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A Convertible Preferred Stock

The charter authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value, and, on October 17, 2018, we designated, authorized and issued 1,050,000 shares of preferred stock as Series A Convertible Preferred Stock.

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock is convertible, at the holder’s option at any time, initially into eight shares of our common stock (assuming a conversion price of approximately $12.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Each holder of Series A Convertible Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of the Certificate of Designations, any or all of such holder’s shares of Series A Convertible Preferred Stock into our common stock at the applicable conversion rate.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price (as defined in the Certificate of Designations) of our common stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price of our common stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price of our common stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

If we undergo certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), each outstanding share of Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into our common stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change, plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 10% of the closing sale price of our common stock on the issue date, plus (ii) the number of shares of our common stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of our common stock. As used herein, “holder stock price” means, (i) in the case of a fundamental change in which the holders of our common stock will receive only cash consideration, the price to be paid (or deemed paid) per share for such fundamental change and (ii) in all other cases, the average closing sale price of our common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

Holders of the Series A Convertible Preferred Stock are entitled to receive dividends, paid quarterly in arrears, in cash or, at our election (and subject to the receipt of any necessary stockholder approval), our common stock or a combination of cash and our common stock, provided that any shares of our common stock issued as dividends must be the subject of an effective registration statement under the Securities Act. Dividends paid in cash shall be paid at a rate equal to 7.00% per share of Series A Convertible Preferred Stock on the liquidation preference of $100.00. Dividends paid in shares of our common stock, in full or in part, shall be paid at a rate calculated as follows: (i) the cash amount of such dividend payment that would apply if no payment were to be made in our common stock, or such portion, divided by (ii) the product of (x) the weighted average price of our common stock for each of the 10 consecutive trading days ending on the second trading day immediately preceding the date of such dividend payment (subject to certain adjustments) and (y) 0.95; provided, that at least two trading days prior to the beginning of the averaging period described in (ii)(x) above, we will provide written notice of such election to the holder.

The Series A Convertible Preferred Stock contain limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion (unless the 9.99% limitation described below applicable to conversions is waived at the request of a holder) or through dividends that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock then outstanding (provided that if a holder’s right to participate in any dividend would result in such holder exceeding 9.99% of the total number of shares of our common stock then outstanding, we must, at our option, waive such 9.99% limitation or pay such dividend in cash) or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of our common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

To assist our compliance with the Jones Act, the Certificate of Designations contain provisions that limit the ownership of the Series A Convertible Preferred Stock by non- U.S. Citizens to 24% in the aggregate of such Series A Convertible Preferred Stock and limit certain conversions and participation in the payment of dividends paid in our common stock to ensure that ownership by non-U.S. Citizens will not exceed the maximum percentage permitted by the Jones Act (presently 25%).

The Series A Convertible Preferred Stock also contain terms prohibiting the payment of cash dividends on our common stock unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

In the election of directors to the Company, for so long as the holders of the Series A Convertible Preferred Stock own in the aggregate at least 1/3 of the shares of Series A Convertible Preferred Stock issued at the Closing, such holders, voting as a separate class, by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote, are entitled to appoint one individual to serve on our board of directors (the “Preferred Director”) and, following the expiration of the initial term of the Preferred Director, nominate one individual to stand for election to our board of directors as the Preferred Director at each meeting of our stockholders in which the Class III directors are elected, including, without limitation, at every adjournment or postponement thereof. The initial term of the Preferred Director will begin immediately upon such Preferred Director’s appointment by the holders of the Series A Convertible Preferred Stock. Thereafter, such Preferred Director shall stand for election to the board of directors as a Class III director in accordance with the charter. The Preferred Director must satisfy all requirements regarding service as our director under applicable law and regulation (including the applicable rules of the NYSE American). We have committed to take certain actions to cause the nomination of the Preferred Director. The Preferred Director may be removed at any time as a director on our board of directors (with or without cause) upon, and only upon, the written request of the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote). In the event that a vacancy is created on our board of directors at any time due to the death, disability, retirement, resignation or removal of a Preferred Director, then the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote) will have the right to designate an individual to fill such vacancy. At such time that the holders of the Series A Convertible Preferred Stock are no longer entitled to designate the Preferred Director, the holders of the Series A Convertible Preferred Stock will promptly cause the Preferred Director to offer to resign from our board of directors.

The shares of Series A Convertible Preferred Stock have no voting rights except as set forth in the Certificate of Designations or as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the shares of Series A Convertible Preferred Stock. For so long as any shares of Series A Convertible Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares of Series A Convertible Preferred Stock outstanding at the time, voting together as a single class, (i) create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company), (ii) issue or sell, or obligate itself to issue or sell, any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Company or any subsidiary), in each case, that constitutes capital stock that will rank senior to the Series A Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, winding-up or dissolution or, within the first 12 months after the issue date, that constitutes, capital stock or series of preferred stock established after the issue date, that rank on a parity with the Series A Convertible Preferred Stock as to dividend rights, and/or rights upon our liquidation, winding-up or dissolution and/or voting rights, or Parity Stock, or (iii) at any time after the 12-month anniversary of the issue date, issue or sell, or obligate itself to issue or sell, in excess of $50.0 million in the aggregate of any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Company or any subsidiary), in each case, that constitutes Parity Stock. In addition, certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Preferred Stock, as set forth in the Certificate of Designations.

From the issue date until the earlier of (x) such time as the holders of the Series A Convertible Preferred Stock cease to beneficially own in the aggregate at least 1/3 of the number of shares of Series A Convertible Preferred Stock issued at the Closing and (y) the issuance or sale after the issue date of $50.0 million in the aggregate of Parity Stock, if we, from time to time, makes any public or non-public offering of any Parity Stock, each holder of the Series A Convertible Preferred Stock, (each, a “Preemptive Rights Holder”) and such Preemptive Rights Holder’s affiliates and funds and/or accounts that are managed, advised or sub-advised by a Preemptive Rights Holder (with respect to a Preemptive Rights Holder, the “Preemptive Rights Holder Parties”) will be afforded the opportunity, whether in one or multiple offerings, to acquire from us its Preemptive Rights Portion (as defined below) of such Parity Stock; provided, that any Preemptive Rights Holder Party will not be entitled to acquire any Parity Stock to the extent the issuance of such Parity Stock to such Preemptive Rights Holder Party would require approval of our stockholders under applicable law or pursuant to the rules and listing conditions of the NYSE American until such time as we receive such stockholder approval; provided, further, that the exercise of the preemptive rights will be subject to applicable Jones Act beneficial ownership limitations. The amount of Parity Stock that each Preemptive Rights Holder Party will be entitled to purchase in the aggregate will be determined by multiplying (1) the total number of such offered shares of Parity Stock by (2) a fraction, the numerator of which is the number of shares of Series A Convertible Preferred Stock held by such Preemptive Rights Holder Party, as of such date, and the denominator of which is the number of shares of Series A Convertible Preferred Stock then outstanding, as of such date, or the “Preemptive Rights Portion.”

Warrants

There are currently 19,248,741 Warrants outstanding, which were originally sold as part of the units offered in the IPO. Each Warrant entitles the registered holder to purchase common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the Warrants. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle a Warrant exercise unless this registration statement of which this prospectus forms a part is then effective and this prospectus remains current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any common stock to holders seeking to exercise their Warrants, unless the issuance of the common stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We agreed that within 60 business days following the Business Combination to have such registration statement to which this prospectus forms a part declared effective. Until such time as the shares issuable upon exercise of the Warrants are registered under the Securities Act, we are required, commencing on the 61st day following the Closing, to permit holders to exercise their Warrants on a cashless basis under certain circumstances specified in the Warrant Agreement. However, no Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available.

In no event will we be required to issue cash, securities or other compensation in exchange for the Warrants in the event that we are unable to register or qualify the shares underlying the Warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the Warrants is not so registered or qualified, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In such event, holders who acquired their Warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

We will use our best efforts to cause this registration statement of which this prospectus forms a part to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the Warrants become exercisable, we may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Warrants were offered by us in the IPO.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the Warrant exercise price of $11.50 per share of common stock after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrant on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with the Business Combination or (d) as a result of the repurchase of shares of common stock by us, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in the charter or as a result of the repurchase of shares of common stock by us in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Warrant in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants were issued in registered form under a Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Warrant holder.

In order to protect our eligibility as a U.S. Citizen in case that ownership of our common stock by non-U.S. Citizens exceeds the maximum percentage permitted by the Jones Act (presently 25%), the charter and the bylaws contain provisions that limit the maximum aggregate percentage of ownership by non-U.S. Citizens of the common stock to 24% of the outstanding shares of common stock. At and during such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is reached with respect to shares of common stock, we will be unable to permit the exercise of any Warrants by non-U.S. Citizens. If a holder of the Warrants that is a non-U.S. Citizen is unable to exercise such Warrants, it may have to wait to exercise such Warrants until such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is not reached with respect to shares of common stock or may have to sell such Warrants to a U.S. Citizen who is able to exercise the Warrants.

Restrictions on Ownership and Purchase and Capital Stock by Non-US. Citizens

Certain of our operations are conducted in the U.S. coastwise trade and are governed by the Jones Act, which is principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations. The Jones Act restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and operated by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. Citizen crews. Should we fail to satisfy the requirements of the Jones Act to be a U.S. Citizen, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, we could be subject to substantial fines and our vessels could be subject to seizure and forfeiture for violations of the Jones Act.

The following is a summary of the restrictions (the “Maritime Restrictions”), in Article V of the charter. This summary is qualified in its entirety by reference to the full text of the charter.

General Restriction on Ownership of Shares by non-U.S. Citizens

In order to protect our eligibility as a U.S. Citizen, the charter restricts the record or beneficial ownership or control of shares of each class or series of our capital stock, which includes the common stock, by non-U.S. Citizens to no more than 24% in the aggregate of the total issued and outstanding shares of such class or series. We refer to such percentage restriction on ownership by non-U.S. Citizens of any class or series of shares of our capital stock as the “Permitted Percentage” and any such shares owned by non-U.S. Citizens in excess of the Permitted Percentage as “Excess Shares.” The charter provides that a person will not be deemed to be the beneficial owner of shares of our capital stock, if we determine that such person is not the beneficial owner of such shares for the purposes of the Jones Act. All references to beneficial ownership of shares and the derivative phrases thereof in this summary of the Maritime Restrictions include record ownership of shares and the ability to control shares.

Restriction on Transfers of Excess Shares

The Maritime Restrictions provide that no shares of any class or series of our capital stock may be transferred to a non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by all non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of our capital stock, the effect of which would be to cause one or more non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of our capital stock in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that we or our transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to non-U.S. Citizens set forth in the Maritime Restrictions, neither we nor our transfer agent (if any) shall register such transfer or purported transfer on our stock transfer records and neither we nor our transfer agent (if any) shall recognize the transferee or purported transferee thereof as our stockholder for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to us under the Maritime Restrictions. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the board of directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by the board of directors or any such committee thereof) shall have expressly and specifically authorized the same.

In connection with any purported transfer of shares of any class or series of our capital stock, any transferee or proposed transferee of shares and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by us or our transfer agent to deliver (i) certification (which may include as part thereof a form of affidavit) upon which we and our transfer agent shall be entitled to rely conclusively stating whether such transferee or proposed transferee or, if such transferee or proposed transferee is acting as custodian, nominee, purchaser representative or in any other capacity for a beneficial owner, whether such beneficial owner, is a U.S. Citizen, and (ii) such other documentation and information concerning its citizenship under the Maritime Restrictions as we may request in our sole discretion. Registration and recognition of any transfer of shares may be denied by us upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by us. Each proposed transferor of such shares shall reasonably cooperate with any requests from us to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

Notwithstanding any of the Maritime Restrictions, we shall be entitled to rely, without limitation, on the stock transfer and other stockholder records (and our transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Excess Shares

If on any date, including, without limitation, any record date, we refer to each as an Excess Share Date, the number of shares of any class or series of our capital stock beneficially owned by all non- U.S. Citizens in the aggregate should exceed the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to us (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of our capital stock that constitute Excess Shares for purposes of the Maritime Restrictions shall be (x) those shares that have been acquired by or become beneficially owned by non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by us of shares of our capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) we shall have the power to determine, in its sole discretion, those shares of such class or series that constitute Excess Shares in accordance with the provisions of the Maritime Restrictions; (b) we may, in its sole discretion, rely on any documentation provided by non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as we may, in our sole discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of the Maritime Restrictions, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) we may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by us pursuant to the Maritime Restrictions as to which shares of any class or series of our capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Redemption of Excess Shares

To the extent that the above ownership and transfer restrictions would be ineffective for any reason, the Maritime Restrictions provide that, to prevent the percentage of aggregate shares of any class or series of our capital stock owned by non-U.S. Citizens from exceeding the Permitted Percentage, we, by action of our board of directors (or any duly authorized committee thereof), in our sole discretion, will have the power (but not the obligation) to redeem all or any number of such Excess Shares, unless such redemption is not permitted under applicable law.

Until such Excess Shares are redeemed or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such shares and we will pay any dividends or distributions with respect to such shares into a segregated account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into a segregated account will be paid to holders of record of such shares), promptly after the time and to the extent that such shares have ceased to be Excess Shares, unless such shares have already been redeemed by us.

If the board of directors (or any duly authorized committee thereof) determines to redeem Excess Shares, the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (as defined below) for each Excess Share; provided, however, that if (x) we determine that a Redemption Warrant would be treated as capital stock under the Jones Act or (y) we are prevented from legally issuing Redemption Warrants under applicable law, then the Redemption Price shall be paid, as determined by the board of directors (or any duly authorized committee thereof) in our sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes (as defined below), (C) by any combination of cash and Redemption Notes, or (D) by any other means authorized or permitted under the DGCL.

●	“Redemption Warrants” means the warrants issued pursuant to the Warrant Agreement, to be entered into, between us and Continental Stock Transfer & Trust Company, as warrant agent, with respect to the warrants entitling the holders thereof to purchase shares of common stock with an exercise price per warrant equal to $0.01 per share of common stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to our satisfaction that it is a U.S. Citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of our stockholders solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as our stockholders, until they exercise their Redemption Warrants and receive shares of common stock.

●	“Redemption Notes” means our interest-bearing promissory notes with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between us and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

With respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the fair market value of such Excess Share as of the date of redemption of such Excess Share less (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) which were paid to the holder of record of such Excess Share prior to the date on which such Excess Share is called for redemption instead of being paid into a segregated account by us. Written notice of the redemption of the Excess Shares containing the information set forth in the Maritime Restrictions, together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on our stock register (the “Redemption Notice”), unless such notice is waived in writing by any such holders.

The date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which we have irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes.

Each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to the Maritime Restrictions), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest.

On and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by us as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest.

Upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account, then, to the fullest extent permitted by applicable law, such amounts shall be released to us upon the completion of such redemption.

Nothing in the Maritime Restrictions will prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under the Maritime Restrictions and applicable law and the recipient provides notice of such proposed transfer to us along with the documentation and information required under the Maritime Restrictions establishing that such proposed transferee is a U.S. Citizen to the satisfaction of us in our sole discretion before the Redemption Date. If such conditions are met, the board of directors (or any duly authorized committee thereof) will withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof will proceed on the Redemption Date in accordance with the Maritime Restrictions and the Redemption Notice.

Permitted Actions by the Company to Enforce the Maritime Restrictions

We have the power to determine the citizenship of the beneficial owners and the transferees or proposed transferees (and, if such transferees or proposed transferees are acting as fiduciaries or nominees for any beneficial owners, the citizenship of such beneficial owners) of any class or series of our capital stock and to require confirmation from time to time of the citizenship of the beneficial owners of any shares of its capital stock. As a condition to acquiring and having beneficial ownership of any shares of its capital stock, every beneficial owner of our shares must comply with certain provisions in the Maritime Restrictions concerning citizenship, which are summarized below. We have the right under the Maritime Restrictions to require additional reasonable proof of the citizenship of beneficial owners, transferees or proposed transferees (and any beneficial owners for whom such transferees or proposed transferees are acting as fiduciaries or nominees) of any shares of its capital stock, and the determination of us at any time as to the citizenship of such persons is conclusive.

The Maritime Restrictions require that promptly upon a beneficial owner’s acquisition of beneficial ownership of 5% or more of the outstanding shares of any class or series of our capital stock, and at such other times as we may determine by written notice to such beneficial owner, such beneficial owner must provide to us by a written statement or an affidavit, as specified by us, stating the name and address of such beneficial owner, the number of shares of each class or series of our capital stock beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the United States Coast Guard (“USCG”) or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355. In addition, under the Maritime Restrictions, a beneficial owner is required to provide such a written statement or affidavit when we determine, in our sole discretion, that the citizenship status of such beneficial owner may have changed or that it is necessary under the Jones Act for us to confirm our citizenship status.

Under the Maritime Restrictions, when a beneficial owner of any shares of our capital stock ceases to be a U.S. Citizen, such beneficial owner is required to provide to us, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it is no longer a U.S. Citizen, a written statement, stating the name and address of such beneficial owner, the number of shares of each class or series of its capital stock beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a non-U.S. Citizen.

The Maritime Restrictions require that, promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of our capital stock beneficially owned by such beneficial owner to provide, to us such beneficial owner’s address. A beneficial owner of our capital stock is also required by the Maritime Restrictions to provide promptly upon our request, a written statement or an affidavit, as specified by us, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of our capital stock specified by us in our request.

In the event that we request the documentation described above and a beneficial owner fails to provide it by the specified date, the Maritime Restrictions provide for the suspension of the voting rights of such beneficial owner’s shares of our capital stock and for the payment of dividends and distributions (upon liquidation or otherwise) with respect to those shares into a segregated account until the requested documentation is submitted in form and substance reasonably satisfactory to us (subject to the other Maritime Restrictions). In addition, we, upon approval by the board of directors (or any duly authorized committee thereof) in our sole discretion, have the power to treat such beneficial owner as a non-U.S. Citizen unless and until we receive the requested documentation confirming that such beneficial owner is a U.S. Citizen.

In the event that we request a transferee or proposed transferee (and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner) of, shares of any class or series of our capital stock to provide the documentation described above, and such person fails to submit it in form and substance reasonably satisfactory to us by the specified date, we, acting through our board of directors (or any duly authorized committee thereof, or any officer who shall have been duly authorized by our board of directors or any such committee thereof), will have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on our stock transfer records and may prohibit and/or void such transfer, including by placing a stop order with our transfer agent, until such requested documentation is submitted and we are satisfied that the proposed transfer of shares will not result in Excess Shares.

Certificates representing shares of any class or series of our capital stock will bear legends concerning the Maritime Restrictions.

Maritime Restrictions Severable

The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, the charter provides that the validity, legality or enforceability of any other provision will not be affected.

National Securities Exchange

In order for us to comply with any conditions to listing the shares of the common stock that may be specified by the NYSE American or any other national securities exchange or automated inter-dealer quotation system, the charter provides that nothing therein, such as the provisions voiding transfers to non-U.S. Citizens, will preclude the settlement of any transaction entered into through the NYSE American or any other such national securities exchange or automated inter-dealer quotation system for so long as the common stock is listed on the NYSE American. However, the fact that the settlement of any transaction occurs shall not negate the effect of any provision of the Maritime Restrictions and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in therein (including, without limitation, the redemption provisions applicable to Excess Shares).

Summary of Requirements to be a U.S. Citizen

The following is a summary of the requirements to be a U.S. Citizen within the meaning of the Jones Act. Each holder and potential purchaser of our stock should consult its own counsel as to whether it is a U.S. Citizen or a non-U.S. Citizen before purchasing our stock. The Jones Act specifies that ownership of at least 75% of the equity interest by U.S. Citizens means ownership free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. Citizens. In addition, these citizenship requirements apply at each tier in our ownership chain, which means that they must be satisfied by each person that contributes to our eligibility as a U.S. Citizen, and each person that contributes to the eligibility of such other person as a U.S. Citizen at each tier of ownership. For entities of a kind not described below, citizenship requirements may vary.

●	A natural person is a U.S. Citizen if he or she was born in the United States, born abroad to U.S. Citizen parents, naturalized, naturalized during minority through the naturalization of a parent, or as otherwise authorized by law.

●	A partnership is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each general partner is a U.S. Citizen, and (iii) at least 75% of the ownership and voting power of each class or series of the partnership interests is owned and controlled by U.S. Citizens.

●	A member-managed limited liability company is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each member of the limited liability company is a U.S. Citizen, and (iii) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. Citizens.

●	A manager-managed limited liability company is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each manager is a U.S. Citizen within the meaning of the Jones Act, (iii) the chief executive officer, by whatever title, and the chairman of the board of directors (or equivalent body) of the limited liability company are U.S. Citizens, (iv) not more than a minority of the number of the directors (or equivalent office) necessary to constitute a quorum of the board of directors (or equivalent body) of the limited liability company are non-U.S. Citizens, and (v) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. Citizens.

●	A corporation is deemed a U.S. Citizen if such holder is (i) organized under the laws of the Unite States or a state, (ii) the chief executive officer, by whatever title, and the chairman of the board of directors of the corporation are U.S. Citizens, (iii) not more than a minority of the number of the directors necessary to constitute a quorum of the board of directors of the corporation are non-U.S. Citizens, and (iv) at least 75% of the ownership and voting power of each class or series of the corporation’s stock is owned and controlled by U.S. Citizens.

●	A trust is deemed to be a U.S. Citizen if it (i) is organized under the laws of the United States or a state, (ii) each trustee is a U.S. Citizen, (iii) each beneficiary with an enforceable interest in the trust is a U.S. Citizen, and (iv) at least 75% of the equity interest in the trust is owned and controlled by U.S. Citizens.

If we should fail to comply with the above described ownership requirements, our vessels could lose their ability to engage in U.S. coastwise trade. To assist our compliance with these requirements, the charter will:

●	limit ownership by non-U.S. Citizens of any class or series of our capital stock (including our common stock) to 24%;

●	permit us to withhold dividends and suspend voting rights with respect to any shares held by non-U.S. Citizens above 24%;

●	permit us to establish and maintain a dual share system under which different forms of certificates (in the case of certificated shares) and different book entries (in the case of uncertificated shares) are used to reflect whether the owner is or is not a U.S. Citizen;

●	permit us to redeem any shares held by non-U.S. Citizens so that our non-U.S. Citizen ownership is no greater than 24%; and

●	permit us to take measures to ascertain ownership of our stock.

All potential investors will be required to certify to us if it is a U.S. Citizen before investing in our common stock. If you or a proposed transferee cannot or do not make such certification, or a sale of stock to you or a transfer of your stock would result in the ownership by non-U.S. Citizens of 24% or more of our common stock, such person may not be allowed to purchase or transfer our common stock, or such purchase or transfer may be reversed or the shares so purchased or transferred may be redeemed under our organizational documents. All certificates representing the shares of our common stock will bear legends referring to the foregoing restrictions.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock, Series A Convertible Preferred Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Other Anti-Takeover Effects

The Maritime Restrictions described under “—Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens,” may have anti-takeover effects because they will restrict the ability of non-U.S. Citizens (within the meaning of the Jones Act) to own, in the aggregate, more than 24% of the outstanding shares of the common stock. The board of directors considers the Maritime Restrictions to be reasonable and in our best interests and the best interests of our stockholders because the Maritime Restrictions reduce the risk that we will not be a U.S. Citizen (within the meaning of the Jones Act) for purposes of owning and operating U.S.-flag vessels in the U.S. coastwise trade. In the opinion of our board of directors, the fundamental importance to our stockholders of maintaining eligibility under the Jones Act is a more significant consideration than the indirect “anti-takeover” effect the Maritime Restrictions may have.

Exclusive Forum

The charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (c) any action asserting a claim against us, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or the bylaws, or (d) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine; except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the charter. This exclusive forum provision will apply to the fullest extent permitted by law, including claims under the federal securities laws. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent the exclusive forum provision applies to Securities Act claims, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing of Securities

Our common stock is traded on the NYSE American under the symbol “NRCG” and the Warrants trade under the symbol “NRCG WS.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or Series A Convertible Preferred Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock, Series A Convertible Preferred Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and so, when we are in compliance with the conditions set forth in the exceptions listed above, Rule 144 will become available for resale of the above noted restricted securities.

The Proposed MErgers

Merger Agreement

On June 23, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with US Ecology, Inc., a Delaware corporation (“US Ecology”), US Ecology Parent, Inc., a Delaware corporation and wholly-owned subsidiary of US Ecology (“Holdco”), Rooster Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Rooster Merger Sub”), and ECOL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“ECOL Merger Sub”).

The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, ECOL Merger Sub will merge with and into US Ecology, with US Ecology continuing as the surviving company and as a wholly-owned subsidiary of Holdco (the “Parent Merger”). Substantially concurrently therewith, Rooster Merger Sub will merge with and into NRCG, with NRCG continuing as the surviving company and as a wholly-owned subsidiary of Holdco (the “NRCG Merger,” and, together with the Parent Merger, the “Mergers”).

In the Parent Merger, each share of common stock, par value $0.01 per share, of US Ecology (“ECOL Common Stock”) issued and outstanding immediately prior to the Effective Time (other than cancelled shares) will be converted into the right to receive (1) one share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”) and (2) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of shares of ECOL Common Stock in accordance with the Merger Agreement. Outstanding equity awards of US Ecology will be assumed by Holdco and converted into equity awards at Holdco on a one-for-one basis. Each share of ECOL Common Stock that is held by US Ecology as treasury stock or that is owned by US Ecology, ECOL Merger Sub, or any other subsidiary of US Ecology, immediately prior to the effective time of the Mergers (the “Effective Time”) will cease to be outstanding and will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

In the NRCG Merger, each share of NRCG common stock issued and outstanding immediately prior to the Effective Time (other than cancelled shares) will be converted into the right to receive, and become exchangeable for: (1) 0.196 shares (the “NRCG Exchange Ratio”) of Holdco Common Stock for each share of NRCG common stock; (2) any cash in lieu of fractional shares of Holdco Common Stock payable pursuant to the Merger Agreement; and (3) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of NRCG common stock in accordance with the Merger Agreement. Each share Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, and become exchangeable for (1) a whole number of shares of Holdco Common Stock equal to the product of (a) the number of shares of NRCG common stock that such share of Series A Convertible Preferred Stock could be converted into at the Effective Time (including Fundamental Change Additional Shares and Accumulated Dividends (each as defined in the Certificate of Designations)) multiplied by (b) the NRCG Exchange Ratio, (2) any cash in lieu of fractional shares of Holdco Common Stock payable pursuant to the Merger Agreement and (3) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Series A Convertible Preferred Stock in accordance with the Merger Agreement. In the NRCG Merger, each share of NRCG common stock or Series A Convertible Preferred Stock that is owned by NRCG, Rooster Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the Effective Time will automatically be cancelled and will cease to exist, without any conversion thereof, and no consideration will be delivered in exchange therefor.

At the closing of the NRCG Merger, in respect of each outstanding warrant to purchase NRCG common stock (each, a “NRCG Warrant”) issued pursuant to that certain Warrant Agreement, dated as of June 22, 2017, between Continental Stock Transfer & Trust Company and NRCG, Holdco will issue a replacement warrant (each, a “Replacement Warrant”) to each holder providing that such Replacement Warrant will be exercisable for a number of shares of Holdco Common Stock equal to the product of (1) the number of shares of NRCG common stock that would have been issuable upon the exercise of the NRCG Warrant immediately prior to the effective time of the NRCG Merger and (2) the NRCG Exchange Ratio, at an exercise price equal to the quotient obtained by dividing (a) the pre-Merger exercise price ($11.50 per share) by (b) the NRCG Exchange Ratio.

The Merger Agreement contains representations, warranties and covenants, including, among others, covenants relating to the operation of each of US Ecology’s and NRCG’s businesses during the period prior to the closing of the Mergers. US Ecology and NRCG have agreed to convene and hold meetings of their respective stockholders for the purpose of obtaining the required approvals of their respective stockholders, and have agreed to recommend that their stockholders approve their respective proposals. We expect the Mergers to close in the fourth quarter of 2019, subject to the satisfaction or waiver of certain conditions described in the Merger Agreement. However, we cannot provide any assurance as to the actual timing of completion of the Mergers, or whether the Mergers will be completed at all.

The Merger Agreement provides that the board of directors of each of US Ecology and NRCG may not solicit proposals relating to alternative transactions, or, subject to certain exceptions, enter into discussions or negotiations or provide information in connection with any proposal for an alternative transaction. However, the respective board of directors of each of US Ecology and NRCG may, subject to certain conditions, change its recommendation to its respective stockholders, terminate the Merger Agreement and enter into an agreement with respect to a superior alternative proposal if the respective board of directors of US Ecology or NRCG determines in its reasonable good faith judgment, after consultation with its outside legal counsel and financial advisor, that the alternative proposal is more favorable from a financial point of view to US Ecology’s or NRCG’s stockholders, as applicable, than the transactions contemplated by the Merger Agreement.

Outstanding NRCG equity awards will be converted into equity awards of Holdco in accordance with the terms of the Merger Agreement.

ECOL Investor Agreement

In connection with the execution of the Merger Agreement, US Ecology entered into an Investor Agreement (the “ECOL Investor Agreement”) with Holdco, JFL-NRC-SES Partners, LLC, JFL-NRCG Holdings III, LLC and JFL-NRCG Holdings IV, LLC (collectively, “JFL”) and, solely with respect to Section 4 thereof, NRCG. Pursuant to Section 4 of the ECOL Investor Agreement and subject to the closing of the Mergers, JFL agreed to, among other things, waive its right to any remaining payment from NRCG pursuant to Section 5.18(b) of the Purchase Agreement. Section 5.18(b) of the Purchase Agreement contemplates the payment by NRCG to JFL Partners of up to $25.0 million upon the satisfaction of certain conditions set forth therein.

Support Agreement

Simultaneously with the execution of the Merger Agreement, US Ecology entered into a Support Agreement (the “Support Agreement”) with Holdco, Rooster Merger Sub and JFL. JFL and its affiliates are the registered holders of approximately 66% of the currently issued and outstanding NRCG common stock. Pursuant to the Support Agreement, JFL has agreed, among other things, to vote all shares of NRCG common stock in favor of the adoption of the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, conversion and disposition of our Series A Convertible Preferred Stock purchased pursuant to this prospectus and any common stock received in respect of our Series A Convertible Preferred Stock or purchased pursuant to this prospectus. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these statements and conclusions. This summary is limited to holders that will hold our Series A Convertible Preferred Stock and common stock as “capital assets” (generally, property held for investment).

This summary does not address any U.S. federal alternative minimum, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. This summary also does not address all tax considerations that may be important to a particular investor in light of the investor’s circumstances, or to certain categories of investors that may be subject to special rules, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	tax-exempt retirement plans;

●	qualified foreign person funds (or any entities all of the interests which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	U.S. persons whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

●	persons that hold our Series A Convertible Preferred Stock or common stock as part of a constructive sale;

●	former U.S. citizens or long-term residents of the United States;

●	real estate investment trusts or regulated investment companies;

●	controlled foreign corporations and passive foreign investment companies; and

●	persons that hold our Series A Convertible Preferred Stock or common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series A Convertible Preferred Stock or common stock, the tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership (including entities treated as partnerships for U.S. federal income tax purposes) acquiring our Series A Convertible Preferred Stock or common stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of such Series A Convertible Preferred Stock purchased pursuant to this prospectus and of owning and disposing of any common stock received in respect of such Series A Convertible Preferred Stock or purchased pursuant to this prospectus.

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of our Series A Convertible Preferred Stock purchased pursuant to this prospectus and of the ownership and disposition of any common stock received in respect of such Series A Convertible Preferred Stock or purchased pursuant to this prospectus.

Tax Consequences to U.S. Holders

The discussion in this section is addressed to a holder of our Series A Convertible Preferred Stock and common stock that is a U.S. holder. You are a “U.S. holder” if you are a beneficial owner of Series A Convertible Preferred Stock or common stock received in respect thereof and you are, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

Distributions on Series A Convertible Preferred Stock and Common Stock

Cash distributions with respect to our Series A Convertible Preferred Stock or our common stock generally will be characterized as dividend income when paid, to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such Series A Convertible Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that your holding period for such Series A Convertible Preferred Stock or common stock, as the case may be, is more than one year as of the time of the distribution. For a discussion of your tax basis and holding period in respect of common stock received in respect of our Series A Convertible Preferred Stock, see below under “—Common Stock Distributions on Series A Convertible Preferred Stock” and “—Conversion of Series A Convertible Preferred Stock.”

Distributions treated as dividends that are received by non-corporate holders of our Series A Convertible Preferred Stock or common stock generally will be subject to a reduced U.S. federal income tax rate if such holders meet certain holding period and other applicable requirements. If a dividend received by a non-corporate holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Subject to certain limitations (including holding period requirements), distributions on our Series A Convertible Preferred Stock and our common stock constituting dividends paid out of earnings and profits to U.S. holders that are corporations generally will qualify for the dividends received deduction. Any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. If a corporate U.S. holder receives a dividend on the Series A Convertible Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the holder, in certain instances, must reduce its tax basis (but not below zero) in the Series A Convertible Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate holder’s tax basis, any excess will be taxed as gain as if such holder had disposed of its shares in the year the “extraordinary dividend” is paid.

Common Stock Distributions on Series A Convertible Preferred Stock

If we pay a distribution on our Series A Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions on Series A Convertible Preferred Stock and common stock.” The amount of such distribution will equal the fair market value of the common stock on the distribution date. Your tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and your holding period for such common stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

The conversion rate at which our Series A Convertible Preferred Stock is converted to shares of common stock is subject to adjustments in certain circumstances. Section 305 of the Code and Treasury Regulations promulgated thereunder would treat a U.S. holder of our Series A Convertible Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “Distributions on Series A Convertible Preferred Stock and common stock,” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a change in the conversion rate to reflect a taxable dividend to holders of our common stock will generally give rise to a deemed taxable dividend to the holders of our Series A Convertible Preferred Stock to the extent of an allocable portion of our current or accumulated earnings and profits. Thus, under certain circumstances, you may recognize income in the event of a constructive distribution even though you may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Convertible Preferred Stock (other than an adjustment in respect of a taxable dividend on the common stock), however, will generally not be considered a constructive distribution.

On April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the option element of the Series A Convertible Preferred Stock immediately after the conversion rate adjustment over the fair market value of the option element without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of the Series A Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we may be required to report the amount of any deemed distributions on our website or to the IRS and all U.S. holders of our Series A Convertible Preferred Stock (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but U.S. holders of Series A Convertible Preferred Stock may rely on them prior to that date under certain circumstances. You are urged to consult your tax advisor regarding the potential effects of the proposed regulations on an investment in our Series A Convertible Preferred Stock.

Conversion of Series A Convertible Preferred Stock

Except as described below, you generally will not recognize (i.e., take into account for U.S. federal income tax purposes) income, gain or loss upon the conversion of our Series A Convertible Preferred Stock into shares of our common stock, except to the extent of any cash or common stock you are treated as receiving in respect of dividends in arrears, which generally will be taxable as described above under “—Distributions on Series A Convertible Preferred Stock and common stock.” The treatment of any common stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain, and such common stock may be treated as additional consideration or as a payment in respect of dividends in arrears. Except as provided below and except with respect to common stock treated as received in respect of dividends in arrears, your basis and holding period in the common stock received upon conversion generally will be the same as your basis and holding period in the converted Series A Convertible Preferred Stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash). Any common stock treated as received in payment of dividends in arrears and taxed as a dividend upon receipt will have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional Common Share deemed exchanged. This gain or loss will be long-term capital gain or loss if you have held the Series A Convertible Preferred Stock for more than one year at the time of conversion.

In certain circumstances, we may elect to settle a conversion of your Series A Convertible Preferred Stock with cash or with a combination of cash and common stock. If we elect to settle a conversion of your Series A Convertible Preferred Stock solely in cash, the transaction generally will be treated as a sale or exchange of your Series A Convertible Preferred Stock and will be taxable in the manner described below under “Sale or Other Disposition”(except to the extent any cash is deemed to be received in respect of dividends in arrears, in which case such amount would be subject to tax as described above under “—Distributions on Series A Convertible Preferred Stock and common stock”). If we elect to settle a conversion of your Series A Convertible Preferred Stock with a combination of cash and common stock, you will be subject to tax on any gain realized by you with such taxable gain limited to an amount equal to the lesser of the amount of gain realized or the amount of cash you receive. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional share of common stock for which cash is received) and the cash received (excluding any cash or common stock deemed received in respect of dividends in arrears, which generally would be taxed as described above under “Distributions on Series A Convertible Preferred Stock and common stock”) over your tax basis in our Series A Convertible Preferred Stock immediately prior to conversion. The character of such gain recognized is uncertain. If the receipt of the cash is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be taxable as capital gain. You will not be permitted to recognize any loss realized by you upon conversion of Series A Convertible Preferred Stock into cash and common stock. The treatment of any cash or common stock treated as received in respect of accrued but unpaid dividends for any portion of the dividend period containing the date of conversion is uncertain and such cash or common stock may be treated as additional consideration or as a payment in respect of dividends in arrears.

In the event that your Series A Convertible Preferred Stock is converted pursuant to certain fundamental changes (see “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You are urged to consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Sale or Other Disposition

You generally will recognize capital gain or loss on a sale or other disposition of our Series A Convertible Preferred Stock (other than pursuant to a conversion into common stock) or our common stock equal to the difference between the amount realized upon the sale or other disposition (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “—Distributions on Series A Convertible Preferred Stock and common stock”) and your adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if your holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

The amount of dividends paid to you on shares of our Series A Convertible Preferred Stock and our common stock and the proceeds received from the disposition of our Series A Convertible Preferred Stock or our common stock generally must be reported annually to the IRS and to you. You may be subject to backup withholding on the payment of dividends with respect to our Series A Convertible Preferred Stock or our common stock and on certain payments of proceeds on the sale or other disposition of our Series A Convertible Preferred Stock or common stock unless you furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish in the manner prescribed by law, an exemption from backup withholding. Because dividends of common stock will not give rise to any cash from which any applicable backup withholding could be satisfied, an applicable withholding agent may satisfy such liability through sales of a portion of the common stock or from subsequent cash payments to you. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax liability, and may entitle you to a refund, provided that you timely provide the required information to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding in your particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Tax Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Series A Convertible Preferred Stock and common stock received in respect thereof that are non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of Series A Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Constructive Distributions on Series A Convertible Preferred Stock and common stock

In general, distributions with respect to our Series A Convertible Preferred Stock or our common stock (including distributions on our Series A Convertible Preferred Stock made in the form of common stock) will generally be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W- 8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. The amount of a distribution made in the form of our common stock will equal the fair market value of the common stock on the distribution date. To the extent any withholding taxes are imposed on the payment of a common stock distribution, the applicable withholding agent will withhold the U.S. federal tax from subsequent cash payments to you on our Series A Convertible Preferred Stock or our common stock, including cash proceeds from a sale of your common stock on your behalf.

Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, are attributable to a permanent establishment in the United States, are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Such effectively connected dividends will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the Series A Convertible Preferred Stock or distributions on Series A Convertible Preferred Stock made in our common stock. See “Tax Consequences to U.S. Holders—Adjustments to Conversion Rate.” Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, the applicable withholding agent may withhold the U.S. federal tax from subsequent cash payments to you on our Series A Convertible Preferred Stock or our common stock, including cash proceeds from a sale of your common stock on your behalf.

In addition, as described above, on April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. See “Tax Consequences to U.S. Holders—Adjustment of Conversion Rate.” If adopted as proposed, the regulations would generally provide that, subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control. If the proposed Treasury Regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of Series A Convertible Preferred Stock and withholding agents may rely on the proposed Treasury Regulations prior to that date under certain circumstances.

Sale or Other Disposition

Subject to the discussions below regarding backup withholding and FATCA (as defined below), any gain that you realize upon a sale, exchange or other disposition of our Series A Convertible Preferred Stock or our common stock (other than a conversion of Series A Convertible Preferred Stock, which is discussed below under “—Conversion of Series A Convertible Preferred Stock”) generally will not be subject to U.S. federal income or withholding tax unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States;

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

If you are a non-U.S. holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If you are a foreign corporation, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits attributable to such gain. If you are a non-U.S. holder described in the second bullet point above, you will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, if we are or were to become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market”(within the meaning of the U.S. Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period, (i) in the case of a disposition of Series A Convertible Preferred Stock, (x) more than 5% of our Series A Convertible Preferred Stock if such Series A Convertible Preferred Stock is regularly traded on an established securities market, or (y) Series A Convertible Preferred Stock with a value greater than 5% of our common stock as of the latest date such Series A Convertible Preferred Stock were acquired if the Series A Convertible Preferred Stock is not regularly traded on an established securities market, or (ii) in the case of a disposition of common stock, more than 5% of our common stock, will be subject to U.S. tax on the disposition thereof (in each case, a “5-percent holder”).

If you may be treated as a 5-percent holder under any of the tests set forth above, you are strongly encouraged to consult your tax advisor regarding the tax consequences to you if we are or were to become a USRPHC, including the tax consequences to you of a conversion of your Series A Convertible Preferred Stock into common stock, as described below, which may be subject to additional rules and procedural requirements.

Conversion of Series A Convertible Preferred Stock

You generally will not recognize any gain or loss by reason of receiving common stock upon conversion of the Series A Convertible Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, which may be subject to U.S. federal income tax, as discussed above in “—Sale or Other Disposition.” Any common stock treated as received in respect of dividends in arrears generally will be treated as a taxable distribution subject to withholding, as described above in “—Distributions and Constructive Distributions on Series A Convertible Preferred Stock and common stock.” In addition, the treatment of any common stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain and such common stock may be treated as additional consideration or as a payment in respect of dividends in arrears, which would be subject to withholding, as described above in “—Distributions and Constructive Distributions on Series A Convertible Preferred Stock and common stock.” Any withholding tax on common stock treated as a dividend may be satisfied by the withholding agent from subsequent cash payments to you on our Series A Convertible Preferred Stock or our common stock, including cash proceeds from a sale of your common stock on your behalf.

As described above under “Tax Consequences to U.S. Holders—Conversion of Series A Convertible Preferred Stock,” under certain circumstances, we may elect to settle a conversion of your Series A Convertible Preferred Stock with cash or with a combination of cash and common stock. If we elect to settle a conversion of your Series A Convertible Preferred Stock solely in cash, any gain recognized on the conversion will be taxable to the extent described above under “Sale or Other Disposition”(except to the extent any portion of such cash is treated as attributable to dividends in arrears (or is treated as received with respect to accrued but unpaid dividends for any portion of the dividend period containing the date of conversion) which generally would be subject to withholding as described above under “—Distributions and Constructive Distributions on Series A Convertible Preferred Stock and common stock”). If we settle a conversion with a combination of cash and common stock, a non-U.S. holder may recognize capital gain or dividend income, as described above under “Tax Consequences to U.S. Holders—Conversion of Series A Convertible Preferred Stock.” The tax treatment of such amount is uncertain, and an applicable withholding agent, may withhold 30% of such amount as described under “—Distributions and Constructive Distributions on Series A Convertible Preferred Stock and common stock.”

In the event that your Series A Convertible Preferred Stock is converted pursuant to certain fundamental changes (see “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You should consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

The amount of dividends or other distributions paid to you on shares of our Series A Convertible Preferred Stock and our common stock and the amount of tax withheld on such distributions generally must be reported annually to the IRS and to you. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You will not be subject to backup withholding on dividends you receive on shares of our Series A Convertible Preferred Stock and our common stock if you provide the applicable withholding agent with proper certification (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of your status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Convertible Preferred Stock or our common stock effected outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if you sell shares of our Series A Convertible Preferred Stock or our common stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid (including constructive dividends) on our Series A Convertible Preferred Stock or common stock and on the gross proceeds from a disposition of our Series A Convertible Preferred Stock or common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity”(each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners”(as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our Series A Convertible Preferred Stock or common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A CONVERTIBLE PREFERRED STOCK OR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME, ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day, Palo Alto, California and Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of NRC Group Holdings Corp. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of SES Hold Co, LLC not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference. The audited financial statements of NRC Group Holdings Corp., to the extent they relate to SES Hold Co, LLC, have been incorporated by reference in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements of Progressive Environmental Services, Inc. as of and for the year ended December 31, 2017, included in the Company’s Current Report on Form 8-K, filed with the SEC on April 5, 2019, have been so incorporated by reference in this prospectus in reliance on the report of Jaynes, Reitmeier, Boyd & Therrell, P.C., an independent public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Quail Run Services, LLC as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, included in the Company’s Current Report on Form 8-K, filed with the SEC on December 17, 2018, have been incorporated by reference in this prospectus in reliance upon the report of Jain & Jain, P.C., an independent public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 25, 2019;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 7, 2019 and August 7, 2019, respectively;

●	our Current Reports on Form 8-K filed with the SEC on December 17, 2018, February 13, 2019, April 5, 2019, April 12, 2019, May 14, 2019, May 30, 2019, and June 24, 2019. (in each case, excluding any information deemed furnished under Item 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

●	The information set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” contained on pages 165 through 182 of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 19, 2019; and

●	the description of our common stock contained in our Form 8-A, filed by Hennessy Capital with the SEC on June 16, 2017, including any subsequent amendments or reports filed for the purpose of updating such description, including without limitation the section entitled “Description of Securities” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 1, 2018.

These reports contain important information about us, our financial condition and our results of operations.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, after the date of this prospectus and before the filing of a post-effective amendment to this registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary
952 Echo Lane, Suite 460
Houston, Texas 77024

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at www.sec.gov.

We also make available free of charge on our website (ir.nrcg.com) all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$82,791.89
FINRA filing fees	$(1)
Printing expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Miscellaneous	$(1)
Total expenses	$(1)

(1)	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under a corporation’s by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Company has purchased directors’ and officers’ liability insurance.

The Company’s charter and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted or required by Delaware law for claims arising in such person’s capacity as the Company’s director and/or officer, other than a proceeding initiated by the indemnitee against the Company or any director or officer of the Company, unless the Company has joined in or consented to the initiation of such claim, and so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (1) partial indemnification in the event that the director or officer is not entitled to full indemnification; (2) proportionate contribution by the Company in the event full indemnification is unavailable to the director or officer, in such proportion as reflects the relative benefits received by the Company as a result of the events giving cause to such indemnifiable claim or the relative fault of the Company; and (3) to the fullest extent permitted by law, that the Company will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Company. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Item 16. Exhibits.

(a) Exhibits.

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1†	Purchase Agreement, dated as of June 25, 2018, by and between JFL-NRC-SES Partners, LLC and the registrant, incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on June 26, 2018.
2.2	First Amendment to Purchase Agreement, dated as of July 12, 2018, by and between JFL-NRC-SES Partners, LLC and the registrant. incorporated by reference to Exhibit 2.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-38119) filed with the SEC on October 10, 2018.
2.3†	Agreement and Plan of Merger, dated as of June 23, 2019, by and among the registrant, US Ecology, Inc., US Ecology Parent, Inc., Rooster Merger Sub, Inc. and ECOL Merger Sub, Inc., incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on June 24, 2019.
3.1	Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. III (renamed NRC Group Holdings Corp.), incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on October 23, 2018.
3.2	Amended and Restated Bylaws of NRC Group Holdings Corp., incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on October 23, 2018.
3.3	Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (and form of certificate for 7.00% Series A Convertible Preferred Stock of NRC Group Holdings Corp. attached as Exhibit C thereto), incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on October 23, 2018.
3.4

Certificate of Correction of NRC Group Holdings Corp. to the Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock, incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K (File No. 001-38119) filed with the SEC on March 25, 2019.

4.1	Amended and Restated Registration Rights Agreement, dated as of October 17, 2018, by and among the registrant, Hennessy Capital Partners III LLC, and certain security holders of the registrant party thereto, incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on October 23, 2018.
4.2	Investor Rights Agreement, dated as of October 17, 2018, by and among the registrant, JFL-NRC-SES Partners, LLC and J.F. Lehman & Company, LLC, incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on October 23, 2018.
4.3	Warrant Agreement, dated as of June 22, 2017, between Continental Stock Transfer & Trust Company and the registrant, incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-38119) filed with the SEC on June 28, 2017.
5.1*	Opinion of Jones Day
5.2*	Opinion of Ellenoff Grossman & Schole LLP
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.
23.3*	Consent of Jain & Jain, P.C.
23.4*	Consent of PricewaterhouseCoopers LLP
23.5*	Consent of Jones Day (included as part of Exhibit 5.1)
23.6*	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.2)
24.1+	Power of Attorney

†	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

+	Previously filed.

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in this offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 25, 2019.

NRC Group Holdings Corp.

By:	/s/ Christian Swinbank
Name:	Christian Swinbank
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons on September 25, 2019 in the capacities indicated.

Name	Title

/s/ Christian Swinbank	Chief Executive Officer, President and Director
Christian Swinbank	(Principal Executive Officer)

/s/ Joseph Peterson	Chief Financial Officer
Joseph Peterson	(Principal Financial and Accounting Officer)

*	Director
James R. Baumgardner

*	Director
Michael J. Bayer

*	Director
Donald Glickman

*	Director
C. Alexander Harman

*	Director
Daniel J. Hennessy

*	Director
James O’Neil III

*	Director
John Rapaport

*	Director
Glenn M. Shor

* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to this registration statement pursuant to the power of attorney, executed by the above-named directors of the registrant, which is being filed herewith on behalf of such directors.

* By:	/s/ Joseph Peterson
Joseph Peterson
Attorney-in-fact